UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BAXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

March 25, 2015

Dear Shareholder:

You are invited to attend Baxter’s Annual Meeting of Shareholders on Tuesday, May 5, 2015 at 9:00 a.m., Central Time, at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois. Registration will begin at 8:00 a.m.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. If you plan to attend the Annual Meeting, please review the information on attendance provided on page 70 of the Proxy Statement.

In accordance with Securities and Exchange Commission rules, Baxter has elected to deliver its proxy materials over the Internet to most shareholders, which allows shareholders to receive information on a more timely basis, while lowering the company’s printing and mailing costs and reducing the environmental impact of the Annual Meeting.

Your vote is very important. Whether or not you plan to attend in person, I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

Robert L. Parkinson, Jr.

Chairman of the Board

and Chief Executive Officer

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

March 25, 2015

Notice of Annual Meeting of Shareholders

The 2015 Annual Meeting of Shareholders of Baxter International Inc. will be held at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois, on Tuesday, May 5, 2015 at 9:00 a.m., Central Time, for the following purposes:

1.	To elect the four directors named in the attached Proxy Statement to hold office for a term of three years.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2015.

3.	To approve named executive officer compensation.

4.	To approve the Baxter International Inc. 2015 Incentive Plan.

5.	To vote on two shareholder proposals as described in the Proxy Statement, if such proposals are properly presented at the Annual Meeting.

6.	To transact any other business that may properly come before the meeting.

The Board of Directors recommends that shareholders vote FOR Items 1, 2, 3, and 4. The Board of Directors recommends that shareholders vote AGAINST the shareholder proposals. Shareholders of record at the close of business on March 11, 2015 will be entitled to vote at the meeting.

By order of the Board of Directors,

David P. Scharf

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2015

This Proxy Statement relating to the 2015 Annual Meeting of Shareholders and the Annual Report to Shareholders for the year ended December 31, 2014 are available at http://materials.proxyvote.com/071813.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2015. On or about March 25, Baxter began mailing to shareholders a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Shareholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 25, 2015. As used in this Proxy Statement, “Baxter” or the “company” means Baxter International Inc. and its consolidated subsidiaries.

General Information

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock as of the close of business on March 11, 2015 are entitled to vote. On that day, approximately 543,531,277 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the Notice or the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:	In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 11, 2015. Acceptable documentation includes (i) your Notice of Internet Availability of Proxy Materials, (ii) the admission ticket attached to your proxy card (if you received your proxy materials by mail), or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 11, 2015. All attendees must also bring valid photo identification. Shareholders who do not bring this documentation will not be admitted to the Annual Meeting. Please refer to “Other
Information — Attending the Annual Meeting” on page 70 of this Proxy Statement for more information.

Q:	How do I vote shares that are held by my broker?

A:	If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares in accordance with the following recommendations of the Board of Directors:

Company Proposals	Board Recommendation
• Proposal 1 — Election of Directors	FOR
• Proposal 2 — Ratification of Independent Registered Public Accounting Firm	FOR
• Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation	FOR
• Proposal 4 — Approval of 2015 Incentive Plan	FOR

Shareholder Proposals	Board Recommendation
• Proposal 5 — Limit Accelerated Executive Pay	AGAINST
• Proposal 6 — Independent Board Chairman	AGAINST

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Shareholders will be determined as follows:

•

Each nominee for director receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:	Baxter has engaged Broadridge Financial Solutions, Inc. (Broadridge) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.
Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the Securities and Exchange Commission following the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (NYSE), such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the 2015 Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, are considered “non-routine” matters.

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Shareholders.

Q:	What is “householding” and how does it affect me?

A:

Baxter has adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these shareholders notifies the company that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any shareholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including any shares credited to your Incentive Investment Plan account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	How do I vote if I hold my shares through the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan?

A:	If you are a current or former Baxter employee with shares credited to your account in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan, then your completed proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote the shares credited to your account as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). Shares for which the trustee has not received timely instructions shall be voted by the trustee to the extent permitted by the Incentive Investment Plan or Puerto Rico Savings and Investment Plan or required by law in its uncontrolled discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 30, 2015.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:	Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

Proposal 1 — Election of Directors

Baxter’s Board of Directors currently consists of thirteen members and is divided into three classes. The directors in each class serve three-year terms. The Board has nominated four of the current directors of Baxter whose terms expire at the 2015 Annual Meeting for re-election as directors.

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to such director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an Annual Meeting of Shareholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under Baxter’s Bylaws, any incumbent director who fails to be elected must offer his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. No nominations for directors were received from shareholders, and no other candidates are eligible for election as directors at the 2015 Annual Meeting. Unless proxy cards are otherwise marked, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below is information concerning the nominees for election as well as the current directors in each class continuing after the Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Nominees for Election as Directors (Term Expires 2015)

Uma Chowdhry, Ph.D., age 67, has served as a Director of Baxter since 2012. From 2006 until her retirement in 2010, Dr. Chowdhry served as Senior Vice President and Chief Science and Technology Officer at E. I. DuPont de Nemours & Company where she was responsible for DuPont’s worldwide science and technology. She started her career at DuPont in 1977 as a research scientist in the Central Research and Development Department (CR&D) at the DuPont Experimental Station and held positions of increasing responsibility in both technology and business management, including service as director of DuPont Engineering Technology and as Vice President of CR&D.

James R. Gavin III, M.D., Ph.D., age 69, has served as a Director of Baxter since 2003. Dr. Gavin is Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc., a corporation that specializes in targeted advocacy, training, education, disease management and outreach for health care professionals and minority communities, having previously served as Executive Vice President for Clinical Affairs at Healing Our Village from 2005 to 2007. Dr. Gavin is also Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University, a position he has held since 2005. From 2002 to 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to 2002, he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. Dr. Gavin previously served as a director of Amylin Pharmaceuticals, Inc. and Nuvelo Inc.

Peter S. Hellman, age 65, has served as a Director of Baxter since 2005. From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, the most recent of which was President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman currently serves as a director of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc. Mr. Hellman previously served as a director of Qwest Communications International Inc.

K. J. Storm, age 72, has served as a Director of Baxter since 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was Chief Executive Officer of AEGON N.V., an international insurance group, from 1993 until his retirement in 2002. Mr. Storm is Chairman of the Board of Anheuser-Busch InBev S.A., Vice-Chairman of the Supervisory Board of PON Holdings B.V., and Vice-Chairman of the Board of Unilever N.V. and PLC.

Directors Continuing in Office (Term Expires 2016)

Thomas F. Chen, age 65, has served as a Director of Baxter since 2012. Mr. Chen served as Senior Vice President and President of International Nutrition of Abbott Laboratories before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer. Mr. Chen currently serves as a director of Stericycle, Inc. Mr. Chen previously served as a director of Cyanotech Corporation.

Blake E. Devitt, age 68, has served as a Director of Baxter since 2005. Mr. Devitt retired in 2004 from the public accounting firm of Ernst & Young LLP. During his 33-year career at Ernst & Young, Mr. Devitt held several positions, including Senior Audit Partner and Director, Pharmaceutical and Medical Device Industry Practice, from 1994 to 2004.

John D. Forsyth, age 67, has served as a Director of Baxter since 2003. Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since 2000 and Chief Executive Officer since 1996. Prior to that, he spent 26 years at the University of Michigan, holding various positions, including President and Chief Executive Officer of the University of Michigan Health System.

Gail D. Fosler, age 67, has served as a Director of Baxter since 2001. Ms. Fosler is President of The GailFosler Group LLC, a strategic advisory service for global business leaders and public policy makers that she has led since 2010. Prior to that, she spent more than 20 years at The Conference Board, a global research and business membership organization, where she held several positions including President, Executive Vice President and Chief Economist. Ms. Fosler previously served as a director of Caterpillar Inc.

Carole J. Shapazian, age 71, has served as a Director of Baxter since 2003. Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group, from January 2000 to December 2000. Prior to that, Ms. Shapazian was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999, having previously served as Executive Vice President and President of Commercial Imaging.

Directors Continuing in Office (Term Expires 2017)

Wayne T. Hockmeyer, Ph.D., age 70, has served as a Director of Baxter since September 2007. Dr. Hockmeyer founded MedImmune, Inc., a healthcare company focused on infectious diseases, cancer and inflammatory diseases, and served as Chairman and/or Chief Executive Officer of MedImmune from 1988 to 2007. Prior to that, he was Vice President of laboratory research and product development at Praxis Biologics Inc. and chief of the Department of Immunology at Walter Reed Army Institute of Research. Dr. Hockmeyer serves as a director of GenVec Inc. and previously served as a director of Idenix Pharmaceuticals Inc., and Middlebrook Pharmaceuticals, Inc.

Robert L. Parkinson, Jr., age 64, is Chairman and Chief Executive Officer of Baxter, having served in that capacity since April 2004. Prior to joining Baxter, Mr. Parkinson was Dean of Loyola University Chicago School of Business Administration and Graduate School of Business from 2002 to 2004. He retired from Abbott Laboratories in 2001 following a 25-year career, having served in a variety of domestic and international management and leadership positions, including as President and Chief Operating Officer. Mr. Parkinson serves on the Board of Directors of Chicago-based Northwestern Medical Group and as Chairman of the Loyola University Chicago Board of Trustees.

Thomas T. Stallkamp, age 68, has served as a Director of Baxter since 2000 and was appointed lead director in May 2014. Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, Mr. Stallkamp was an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group. From 2003 to 2004, Mr. Stallkamp served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which was Vice Chairman and President. Mr. Stallkamp serves as a director of BorgWarner Inc. and as a trustee of EntrepreneurShares Series Trust.

Albert P.L. Stroucken, age 67, has served as a Director of Baxter since 2004. Mr. Stroucken has served as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., a glass packaging company, since 2006 and as director since 2005. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of the Board of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation.

Board of Directors

Baxter’s Board of Directors currently consists of thirteen members. The Board has determined that each of the following twelve current directors satisfies Baxter’s independence standards and the New York Stock Exchange’s listing standards for independence: Thomas F. Chen, Uma Chowdhry, Ph.D., Blake E. Devitt, John D. Forsyth, Gail D. Fosler, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Wayne T. Hockmeyer, Ph.D., Carole J. Shapazian, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken. Please refer to the section entitled “Corporate Governance — Director Independence” on page 10 of this Proxy Statement for a discussion of Baxter’s independence standards.

During 2014, the Board held eight meetings. The average attendance of all directors at board and committee meetings in 2014 was 96% and each director attended at least 75% of the total number of board meetings and meetings of the committees on which he or she served. In accordance with Baxter’s Corporate Governance Guidelines, which express the company’s expectation that directors attend the Annual Meeting of Shareholders, twelve of the company’s directors attended the Annual Meeting of Shareholders held on May 6, 2014.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee, Public Policy Committee and Science and Technology Committee. Each committee consists solely of independent directors and is governed by a written charter. All such committee charters are available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Board of Directors — Committees of the Board.” Each committee is permitted under its respective charter to meet in executive session without any management personnel present and to delegate its authority to subcommittees when appropriate.

Audit Committee

The Audit Committee is currently composed of Blake E. Devitt (Chair), Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken, each of whom is independent under the rules of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that Messrs. Devitt, Stallkamp, Storm and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (SEC). The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. The Audit Committee’s duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; and (8) discussing guidelines and policies governing the process by which Baxter assesses and manages risk. The Audit Committee met 14 times in 2014. The Audit Committee Report appears on page 51.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Peter S. Hellman, Carole J. Shapazian and Thomas T. Stallkamp, each of whom is independent under the rules of the New York Stock Exchange. The Compensation Committee exercises the authority of the Board relating to employee benefit and equity-based plans and the compensation of the company’s officers. The Compensation Committee’s duties include: (1) making recommendations for consideration by the Board, in executive session and in coordination with the Corporate Governance Committee, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of the company’s officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity-based plans; (5) making recommendations to the Board concerning director compensation; (6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines; and (7) overseeing the company’s compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices. The Corporate Governance and Compensation Committees work together to establish a link between Mr. Parkinson’s performance and decisions regarding his compensation. All compensation actions relating to Mr. Parkinson are subject to the approval of the independent directors of the Board. The Compensation Committee met five times in 2014. The Compensation Committee Report appears on page 30.

The Compensation Committee has the sole and direct responsibility for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and it has directly engaged George B. Paulin, Chairman and Chief Executive Officer of Frederic W. Cook & Co., Inc. (Cook & Co.), as its compensation consultant. Additionally, Aon Hewitt assists the Compensation Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Compensation Committee and his firm provides no other services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that inform the Compensation Committee’s decisions, but he does not decide or approve any compensation actions. During 2014, he advised the Compensation Committee Chairman on setting agenda items for Committee meetings; reviewed management proposals presented to the Compensation Committee; assisted in the Compensation Committee’s assessment of Baxter’s compensation policies and practices; advised on the design of the 2015 Incentive Compensation Plan; and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. In accordance with the rules of the SEC and the New York Stock Exchange regarding the independence of compensation consultants, Mr. Paulin provided the Compensation Committee information regarding any personal, financial, or business relationships between Cook & Co. and Baxter, its management or the members of the Compensation Committee that could impair its independence or present a conflict of interest. Based on its review of this information, the Compensation Committee determined that there were no relationships that impair the independence or create a conflict of interest between Baxter and Cook & Co. and the partners, consultants, and employees who provide services to the Compensation Committee. In addition, the Compensation Committee annually reviews the substantive performance of Mr. Paulin and Cook & Co. as part of its engagement process.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of James R. Gavin III, M.D., Ph.D. (Chair), Uma Chowdhry, Ph.D., Blake E. Devitt, John D. Forsyth and Gail D. Fosler, each of whom is independent under the rules of the New York Stock Exchange. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. The Corporate Governance Committee’s duties include: (1) developing criteria for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next Annual Meeting of Shareholders and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) overseeing the succession planning process for management, including the Chief Executive Officer; (5) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; (6) developing and implementing an annual process for evaluating Board and committee performance; and (7) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines. The Corporate Governance Committee met four times in 2014.

Finance Committee

The Finance Committee is currently composed of K. J. Storm (Chair), Thomas F. Chen, Gail D. Fosler, Peter S. Hellman, Wayne T. Hockmeyer, Ph.D. and Albert P.L. Stroucken. The Finance Committee assists the

Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee’s duties include: (1) reviewing and, subject to the limits specified in its charter, approving or making recommendations to the Board regarding financial proposals, proposed acquisitions, divestitures and other similar transactions, and proposed capital expenditures; (2) reviewing and making recommendations to the Board regarding dividend proposals and plans for the repurchase of shares; (3) reviewing the management of pension assets; and (4) overseeing Baxter’s significant financial policies and actions, including with respect to Baxter’s capital and tax structure, portfolio investments, hedging activities, use of derivative instruments and insurance coverage. The Finance Committee met six times in 2014.

Public Policy Committee

The Public Policy Committee is currently composed of Carole J. Shapazian (Chair), Thomas F. Chen, Gail D. Fosler and James R. Gavin III, M.D., Ph.D. The Public Policy Committee assists the Board in fulfilling its oversight responsibilities with respect to legal, regulatory and other compliance matters, and advises the Board with respect to Baxter’s responsibilities as a global corporate citizen. The Public Policy Committee’s duties include: (1) reviewing Baxter’s policies and practices with respect to maintaining legal, regulatory and other compliance; (2) reviewing and making recommendations regarding Baxter’s Ethics & Compliance program and Corporate Responsibility Office; (3) reviewing and making recommendations regarding Quality and Regulatory programs; (4) reviewing and making recommendations regarding the company’s Government Affairs Program and Political Action Committee (BAXPAC); (5) reviewing and making recommendations regarding environment, health and safety, sustainability and global inclusion initiatives; and (6) reviewing and making recommendations regarding community relations activities and charitable contributions. The Public Policy Committee met three times in 2014.

Science and Technology Committee

The Science and Technology Committee is currently composed of Wayne T. Hockmeyer, Ph.D. (Chair), Uma Chowdhry, Ph.D., James R. Gavin III, M.D., Ph.D. and Carole J. Shapazian. The Science and Technology Committee assists and advises the Board with regard to science and technology matters, and its duties include: (1) overseeing Baxter’s research and development (R&D) strategies and objectives, including with respect to Baxter Ventures; (2) reviewing the company’s R&D pipeline and significant technology platforms; and (3) evaluating emerging issues and trends in science and technology that may affect Baxter’s overall business strategy. The Science and Technology Committee met for two sessions in 2014.

Special Litigation Committee

The Special Litigation Committee is composed of Uma Chowdhry, Ph.D. and was established in January 2014 by Baxter’s Board of Directors to determine whether it was in the best interests of Baxter and its shareholders to pursue or otherwise resolve the claims raised in shareholder derivative litigation relating to Baxter’s efforts to remediate the COLLEAGUE infusion pumps. In September 2014, the Special Litigation Committee determined that the claims had no merit and it would not be in the best interests of Baxter to pursue the claims, and further, approved the pending tentative settlement of the derivative claims. On February 27, 2015, the court approved the settlement as fair and reasonable. No additional action by the Special Litigation Committee is necessary.

Corporate Governance

Director Independence

Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by the rules of the New York Stock Exchange. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, shareholder or officer of an organization that has a relationship with Baxter), and solely with regard to Compensation Committee Members, consider all relevant factors that could impair the ability of such Compensation Committee members to make independent judgments about executive compensation.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as executive officers, employees, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a global diversified company such as Baxter. More specifically, with respect to each of the three most recent fiscal years, the Board evaluated for Dr. Gavin the annual amount of payments to Emory University and determined that the amount of payments in each such fiscal year was well below two percent of the consolidated gross revenues of Emory University during each such fiscal year.

Director Qualifications

As discussed below in “— Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board of Directors as a collective body allows the Board to lead Baxter in a manner that serves its shareholders’ interests appropriately. Set forth below is a discussion of the key qualifications for each of the directors.

Mr. Chen — Extensive international business experience through his 22-year career at Abbott Laboratories, with a distinct global perspective resulting from his focus on emerging markets, particularly in China, India and other Asia Pacific regions

Dr. Chowdhry — Substantial scientific and research and development expertise through her more than 30-year career at E. I. DuPont de Nemours & Company, including her service as Senior Vice President and Chief Science & Technology Officer

Mr. Devitt — Significant accounting expertise and knowledge of the healthcare industry through his 33-year career at Ernst & Young, including his service as Director of the Pharmaceutical and Medical Device Industry Practice

Mr. Forsyth — Extensive experience in the healthcare industry as well as an understanding of the challenges associated with leading and operating within large, complex organizations as current Chairman and Chief Executive Officer of Wellmark Blue Cross Blue Shield and given his 25 years of management experience at the University of Michigan Health System

Ms. Fosler — Substantial experience with respect to corporate best practices as well as significant global economic expertise, with an emphasis on emerging markets, especially China, as a result of her more than 20-year leadership career at The Conference Board and her other public-company board service

Dr. Gavin — Extensive medical and scientific expertise and knowledge of the healthcare industry as a result of the positions he has held at Emory University, the Morehouse School of Medicine and Howard Hughes Medical Institute as well as leadership experience given his service as Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc.

Mr. Hellman — Significant financial and operational expertise and experience leading complex, multi-faceted corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public-company boards

Dr. Hockmeyer — Substantial experience developing and running a significant healthcare company as founder and Chairman and Chief Executive Officer of MedImmune and significant scientific and clinical expertise as a result of his roles at Praxis Biologics Inc. and Walter Reed Army Institute of Research

Mr. Parkinson — Substantial knowledge of the healthcare industry and extensive experience leading and operating within global, multi-faceted corporations as a result of his roles at Baxter and Abbott Laboratories as well as an understanding of the complexities involved in managing large not-for-profit organizations through his service as Dean of Loyola University Chicago School of Business Administration and Graduate School of Business and other directorships

Ms. Shapazian — Significant experience with, and insight into, global supply and service operations, manufacturing and distribution practices, research, product development and quality systems and organizational change as a result of her senior management positions with both Maytag Corporation and Polaroid Corporation

Mr. Stallkamp — Significant experience leading complex organizations through his senior management roles at DaimlerChrysler Corporation and its predecessor Chrysler Corporation and MSX International, Inc., financial and business development expertise as an Industrial Partner in Ripplewood Holdings L.L.C. and supply chain expertise as founder and principal of Collaborative Management LLC, a private supply chain consulting firm

Mr. Storm — Extensive international business experience and established leadership skills gained as Chief Executive Officer of AEGON N.V. and through his board service at global organizations such as Anheuser-Busch InBev S.A., KLM Royal Dutch Airlines, PON Holdings B.V. and Unilever N.V. and PLC, as well as significant accounting expertise as a registered accountant

Mr. Stroucken — Substantial experience leading and operating large, multi-faceted corporations and financial expertise as a result of serving as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc. and H.B. Fuller Company as well as experience in the healthcare and chemical industries through his roles at Bayer

Corporate Governance Guidelines

Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines cover topics including, but not limited to, director qualification standards, director responsibilities (including those of the lead director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Guidelines.”

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “About Baxter — Corporate Governance.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Guidelines — Code of Conduct.”

Executive Sessions

The independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2014 pursuant to Baxter’s Corporate Governance Guidelines. The Audit Committee is required by its charter to hold separate sessions during at least five committee meetings with each of the internal auditor, the independent registered public accounting firm and management. The Corporate Governance and Compensation Committees generally meet in executive session at each meeting.

Board Leadership Structure; Lead Director

Mr. Parkinson serves as Chairman of the Board and Chief Executive Officer. Thomas T. Stallkamp serves as the lead director. As Chairman of the Board and pursuant to Baxter’s Bylaws, Mr. Parkinson presides at all Board and shareholder meetings, serves as the primary spokesperson for Baxter, and acts as a liaison between the Board and the shareholders. As Chief Executive Officer and pursuant to Baxter’s Bylaws, Mr. Parkinson supervises the business of the company, subject to the direction of the Board. As lead director and pursuant to Baxter’s Corporate Governance Guidelines, Mr. Stallkamp presides at all executive sessions of the Board, acts as the liaison between the independent directors and the Chairman of the Board, reviews meeting agendas for the Board, and works with the Chairman to facilitate timely and appropriate information flow to the Board. In addition, Mr. Stallkamp serves as the contact person for interested parties to communicate directly with the independent members of the Board. The full Board annually assesses Mr. Parkinson’s performance as Chairman of the Board and as Chief Executive Officer. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis, with the expectation that once elected a lead director will serve for three consecutive annual terms. The Board has determined that this structure is appropriate in light of the requirements for these roles as set forth in Baxter’s Bylaws and Corporate Governance Guidelines and the skills and experience that Mr. Parkinson and Mr. Stallkamp bring to these roles.

Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (i.e., strategic, operational, financial and regulatory/compliance). These risks are identified across the organization and come from multiple businesses, regions and functions. The Board reviews these risks on an annual basis after they have been identified and assessed by management and regularly reviews the initiatives put in place to mitigate the effects of these risks. These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Depending on the risk, the update may be presented to the full Board or if appropriate to a committee. For example, the Audit Committee reviews the financial risk assessment process and findings of the internal auditors while the Public Policy Committee and the Audit Committee jointly receive an update from the ethics and compliance function at least annually. Some risks are reviewed by the Board as well as a committee. For example, quality updates are provided at least annually to the full Board although more frequently provided to the Public Policy Committee. The oversight of risk within the organization is an evolving process requiring the company to continually identify opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to drive this evolution.

In addition to the Board’s role in enterprise risk management, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically, the Audit Committee is charged with oversight of the process by which management assesses and manages risk as well as the company’s major financial risk exposures and the steps taken to monitor and control these exposures, while the Finance Committee is charged with oversight of Baxter’s significant financial policies and actions, including with respect to the company’s capital and tax structure, portfolio investments, hedging activities, use of derivative instruments and insurance coverage.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by shareholders, members of the Board and management. From time to time, the Corporate Governance Committee also considers directors recommended by the independent search firm retained by the Board to help identify and evaluate potential director nominees. The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Shareholder recommendations for candidates for director should include the information required by Baxter’s Bylaws and be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Pursuant to Baxter’s Corporate Governance Guidelines, nominees for director must:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in the company and recognition that as a member of the Board, each director is accountable to all shareholders of the company, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

•	Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution.

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its shareholders.

•	Have the ability and be willing to spend the time required to function effectively as a director.

•	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director.

•	Have independent opinions and be willing to state them in a constructive manner.

The Corporate Governance Guidelines also provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin, age and experience (including in business, government and education as well as healthcare, science and technology) is a relevant factor in the selection process. This factor is relevant as a diverse Board of Directors is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. A nominee’s ability to meet the independence criteria established by the New York Stock Exchange is also a factor in the nominee selection process. Once a candidate has been identified, the Corporate Governance Committee and the independent search firm will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and reference checking. If this process generates a positive indication, the lead director, the members of the Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding their respective impressions of the candidate. If the individual was positively received, the Committee will then recommend the individual to the full Board for further meetings and evaluation and ultimately election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate.

Communicating with the Board of Directors

Shareholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Director c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the lead director, unless a different director is specified.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the 2014 compensation paid to Baxter’s executive officers who are identified as named executive officers in the Summary Compensation Table found on page 32 of this Proxy Statement. The purpose of this discussion is to provide investors with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the 2014 compensation for the named executive officers.

Summary

2014 Business Results

Baxter continues to focus on several key objectives to successfully execute its long-term strategy to achieve sustainable growth and deliver shareholder value. These strategic objectives are focused on four growth vectors: advancing the company’s core portfolio globally; driving innovation through the R&D pipeline; enhancing growth through acquisitions and collaborations; and, developing unique public-private partnerships.

Baxter’s financial results in 2014 reflect the company’s success from a financial, operational and strategic perspective. Baxter’s highlights for 2014 include:

•	Record sales and earnings growth

•	R&D investment at an all-time high

•	Advancing Baxter’s robust new product pipeline

•	Reinvesting to enhance capacity and long-term growth

Baxter has improved sales and profitability by expanding access to care and improving treatment standards globally. The company also continues to generate strong operational cash flows while continuing to execute on its disciplined capital allocation framework. Baxter’s capital allocation framework is designed to optimize long-term shareholder value creation through targeted capital investments, share repurchases and dividends, as well as acquisitions and other business development initiatives.

Baxter’s global net sales totaled $16.7 billion in 2014, an increase of 11% over 2013. After adjusting both periods for the contribution of Gambro AB, Baxter’s worldwide sales rose 4%. Baxter also reported net income for 2014 of $2.5 billion, or $4.56 per diluted share. On an adjusted basis, excluding special items and discontinued operations, Baxter’s net income in 2014 was $2.7 billion, which represents an increase of 4% over the prior-year period, while earnings per diluted share of $4.90 rose 4% from earnings per diluted share of $4.69 in 2013. Additional detail on these financial measures is provided under the caption “—Structure of Compensation Program — Financial Targets” on page 20 of this Proxy Statement. Baxter generated operating cash flows in 2014 of $3.2 billion. In addition, Baxter delivered value to shareholders in 2014 through an 8.38% total shareholder return (including reinvested dividends) and returned more than $1.6 billion to shareholders during the year through share repurchases of $550 million (or 8 million shares) and dividends totaling $1.1 billion, reflecting a 7 percent increase in dividend payments versus the prior year. Baxter has implemented a long-term disciplined capital allocation approach resulting in a dividend rate that has doubled over the last five years, and the company has returned more than $10 billion to shareholders over the same timeframe in the form of dividends and share repurchases.

In 2014, Baxter achieved and/or continued to progress on a number of important strategic initiatives towards its long-term objectives.

Core Portfolio	Acquisitions and Collaborations

•    Continued momentum across hemophilia portfolio with ADVATE, including: FDA approval of BAXJECT III reconstitution system; new country approvals of ADVATE and FEIBA; EU approval of new Singapore biologics manufacturing facility

•    Broadened the Baxter albumin portfolio with FDA approval of FLEXBUMIN 5%

•    Launched HEMOPATCH in Europe and FLOSEAL in Japan, widening reach of key Baxter surgical hemostats in new markets

•    Launched KIOVIG in India, for patients with acute infections, immune deficiencies and autoimmune disease

•    Continued momentum across renal portfolio including: major capacity expansions in China and Alabama; the launch of ARTIS Physio in Europe; and introduction of HomeChoice CLARIA in Europe

•    Launched OLIMEL in Brazil and Australia, and CLINOMEL in China, increasing access to triple chamber systems for total parenteral nutrition

•    Expanded EXACTAMIX in key markets in Latin America and Asia Pacific

•    Initiated pilots, globally advancing best practices in pharmacy admixing

•    Signed exclusive agreement with Rockwell Medical, Inc. for their leading hemodialysis concentrates in select markets

•    Acquired ICNet, a global leader in surveillance and case management software used in hospitals

•    Acquired Chatham Therapeutics, LLC, including developmental gene therapy programs for Hemophilia A and B

•    Acquired AesRx, LLC, including oral investigational treatment for sickle cell disease currently in Phase II development

•    Announced exclusive license and collaboration agreement with Merrimack Pharmaceuticals for MM-398 in geographies outside the U.S. and Taiwan for lead indication of pancreatic cancer

•    Extended exclusive agreement with Xenetic Biosciences, Inc. for use of their proprietary technology in the development of BAX 826

R&D Pipeline	Public-Private Partnerships

•    Obtained FDA approval for HYQVIA, a treatment for primary immunodeficiency

•    Received FDA approval of OBIZUR for treatment of acquired hemophilia A

•    Received approval for myPKFiT in Europe

•    Received FDA approval for RIXUBIS for treatment of children, approval in Europe for children and adults

•    Submitted biologics license application (BLA) to FDA for the approval of BAX 855, an extended  1/2 life recombinant factor VIII product

•    Submitted BLA to FDA for approval of BAX 111, the first highly purified recombinant von Willebrand factor in clinical development

•    Met primary endpoints in Phase II/III clinical trial of a 20% subcutaneous immunodeficiency treatment for primary immunodeficiency

•    Obtained EU approval to initiate clinical trials for the biosimilar of HUMIRA® (adalimumab) in collaboration with Momenta Pharmaceuticals, Inc.

•    Initiated two Phase III trials in partnership with Coherus BioSciences, Inc., for investigational etanercept biosimilar in rheumatoid arthritis and chronic plaque psoriasis

•    Advanced pivotal trials for pacritinib in partnership with CTI BioPharma Corp., for patients with myelofibrosis

•    Received FDA 510(k) clearance and approval in Canada for the next generation SIGMA Spectrum Infusion Pump

•    Launched the VIVIA hemodialysis system in Europe

•    Initiated pilot for SHARESOURCE wireless connectivity platform

•    Opened new Medical Products R&D facility in China

•    Launched collaboration with Singapore’s Changi General Hospital on new Centre of Excellence in Compounding Sciences

•    Advanced construction on new PD manufacturing facility in Thailand, expected to be operational in 2016

•    Continued successful partnership with Brazil’s Hemobrás, increasing local access to Baxter’s market-leading recombinant factor VIII therapy

The company’s financial, operational and strategic performances were all significant factors in the compensation decisions made for 2014. A comparison of the performance of Baxter’s common stock against that of its peers provides another perspective on Baxter’s overall performance over the last five years and is an additional factor that the Committee considered when making compensation decisions. The following graph compares the change in Baxter’s cumulative total shareholder return (including reinvested dividends) on Baxter’s common stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index over the past five years.

Business Separation

In March 2014, Baxter announced plans to create two separate, independent global healthcare companies – one focused on developing and marketing innovative biopharmaceuticals (Baxalta Incorporated (Baxalta)) and the other on life-saving medical products (Baxter International Inc.). Baxter has positioned both businesses to be successful, profitable and sustainable independent companies, and this decision reflects the further evolution of Baxter’s multi-faceted strategies emphasizing a commitment to innovation and operational excellence. The two businesses operate in distinct markets with corresponding underlying fundamentals, and each possesses unique and compelling growth prospects, investment requirements and risk profiles. The spinoff will create two, well-capitalized independent companies with strong balance sheets, investment grade profiles, and disciplined approaches to capital allocation. Baxter believes that the separation will result in other material benefits to the stand-alone companies, including:

•	Greater management focus on the distinct businesses of biopharmaceuticals and medical products

•	Ability to more effectively commercialize new and existing product offerings

•	Ability to drive innovation across the franchises and allocate necessary resources to the areas presenting the highest growth potential

•	Flexibility to pursue respective growth and investment strategies resulting in revenue acceleration, improved profitability and enhanced returns

The transaction is expected to be completed by mid-year 2015, subject to market, regulatory and certain other conditions, including final approval by the Baxter Board of Directors, receipt of a favorable opinion and/or rulings in the United States with respect to the tax-free nature of the transaction, and the effectiveness of a Form 10 registration statement that has been filed with the Securities and Exchange Commission.

2014 Say-on-Pay Vote

At the 2014 Annual Meeting, approximately 93% of the shareholders voting at the meeting approved the compensation paid to Baxter’s named executive officers in 2013, affirming the company’s compensation philosophy and strategy, and the compensation decisions made in 2013. Accordingly, the company has substantially maintained its executive compensation policies for 2014.

The Compensation Committee and management are committed to strengthening pay-for-performance alignment, as well as the overall design of the company’s executive compensation programs. In 2014, Baxter reached out to its top 20 shareholders to seek feedback on Baxter’s executive pay practices and related proxy statement disclosures. In addition, the Committee approved the formalization of a compensation market positioning on short and long-term incentives for its executive officers at the 50th percentile of the market. While historically the company used the 60th percentile of the market for guidance, the actual competitive positioning was influenced by an individual’s performance, potential, experience, and role within the overall structure of the organization, and not as an automatic “pay philosophy.” As a result, all executive officers were generally aligned with the 50th percentile in target total compensation.

This change builds on other actions the Committee has taken over the years to enhance the linkage between pay and performance and the overall design of Baxter’s executive compensation programs.

2014 Executive Compensation Awarded and Earned

For his service as Baxter’s Chairman and Chief Executive Officer in 2014, Mr. Parkinson has direct compensation reported in the Summary Compensation Table of $15,304,702 (See page 32 of this Proxy Statement for further detail). In reviewing the company’s programs and the decisions made relative to Mr. Parkinson’s compensation, the Committee believes that Mr. Parkinson is being fairly rewarded for leading the company through a period of substantial change and long-term investment for the future benefit of shareholders.

A primary component of this total was Mr. Parkinson’s base salary earnings of $1,535,000. Mr. Parkinson did not receive a salary increase in 2014.

Another primary component is Mr. Parkinson’s annual cash bonus of $3,168,828 representing a 17% increase from the prior year. Mr. Parkinson’s annual bonus funded at 111% of target for achieving the company’s goals on adjusted sales, adjusted earnings per share (EPS), and adjusted operating cash flow, while making significant investments for future growth and preparing the company for the spin-off of the biopharmaceuticals business, notwithstanding a difficult macroeconomic marketplace. In addition, the bonus was adjusted 120% based on the Committee’s assessment of Mr. Parkinson’s individual performance during 2014 (See “— Elements of Executive Compensation — Cash Bonuses — Determination of 2014 Annual Bonus Payouts” on page 26 of this Proxy Statement).

By far, the largest component of Mr. Parkinson’s compensation in 2014 was the long-term incentive grant value totaling $8,122,394.

Mr. Parkinson’s ability to realize the grant date value of his long-term incentive compensation will depend on the company’s performance over the long-term. For example, the performance share units granted in 2012 and payable in 2015 paid out shares at 0% of the original grant because Baxter’s relative total shareholder performance was below the 25th percentile of its peers during the three-year performance period from 2012 through 2014. (A more detailed discussion of realized pay and performance alignment appears below under “— Structure of Compensation Program — CEO Alignment of Realizable Pay and Performance” on page 20 of this Proxy Statement.)

Although his compensation is determined using the same methodology used for each of the other named executive officers, Mr. Parkinson’s compensation is measurably higher than the compensation paid to any of the other named executive officers reflecting his significantly greater responsibilities and obligations at Baxter as compared to those of any of the other named executive officers.

Each of the other named executive officers received total compensation for his 2014 performance as follows: Ludwig N. Hantson, $4,486,897; Robert J. Hombach, $9,541,060; Jeanne Mason, $4,886,624 and David Scharf $5,660,328. Consistent with past years, the most significant component of the total compensation paid to the named executive officers in 2014 was in the form of equity. The grant-date fair value of the equity awards granted to the named executive officers in 2014 ranged from 48% to 65% of their total compensation. As with Mr. Parkinson, the ability of the other named executive officers to realize the grant date fair value of their long-term incentives will ultimately depend on the company’s performance over the long-term.

Compensation Philosophy

Baxter’s compensation program is designed to:

•	Recognize company and individual performance;

•	Drive the long-term financial performance of the company (and in doing so, encourage innovation and appropriate levels of risk-taking); and

•	Reflect the value of each officer’s position in the market and within the company.

The objective of the program is to compensate Baxter’s executive officers in a manner that is consistent with these principles, aligns the interests of management and shareholders and drives sustained and superior performance relative to the company’s peers. The program is also designed to be comparable with companies with which Baxter competes for executive talent in order to attract, retain and motivate high-performing executives.

Structure of Compensation Program

Pay-for-Performance

Pay-for-performance is the most significant structural element of Baxter’s compensation program. Annual performance against financial targets (adjusted EPS, adjusted sales and adjusted operating cash flow) drives the payout of cash bonuses. Baxter’s three-year growth in shareholder value relative to the company’s peer group and three-year performance against annual return on invested capital (ROIC) targets together determine the payout under 50% of the company’s annual equity awards to executive officers, which are granted in the form of performance share units. The overall performance of Baxter’s common stock determines the value of the remainder, which is granted in the form of stock options. The Committee’s assessment (or the Board’s in the case of Mr. Parkinson) of how each officer performs his or her job impacts earned cash bonuses and equity awards.

Baxter’s focus on pay-for-performance is best demonstrated through the structure of its executive compensation programs, where the majority of executive pay is at risk and subject to specific annual and long-term performance requirements. As shown below, 88% percent of Mr. Parkinson’s target compensation and 78% percent of the other named executive officers’ target compensation is at risk and subject to performance.

Named Executive Officer (NEO) Total Target Direct Compensation

CEO Fixed: 12% varialble/ At Risk: 88% 30% Annual Cash 70% Long-term Equity

Salary 12% Target 29% Bonus

18% Stock ptions 35%

Performance Share Units

25% Other NEOs

Fixed: 22%

varialble/ At Risk: 78%

42% Annual Cash

58% Long-term

Equity Salary 22%

Target Bonus 20%

Stock ptions 29%

Performance Share

Units

Variable components represent opportunities to earn/realize value in the future depending upon both individual performance as well as company financial and stock price performance.

CEO Alignment of Realizable Pay and Performance

To ensure alignment of executive pay with performance, the Committee reviewed the realizable pay (actual cash compensation and the intrinsic value of equity-based compensation) for Mr. Parkinson over the three-year period for which compensation is disclosed in this Proxy Statement (2012-2014).

CEO Realizable Pay 2012-2014

(in thousands)

NOTE: The Realizable Pay values represent: the intrinsic value of stock options granted to Mr. Parkinson in 2012, 2013 and 2014, and performance share units granted to Mr. Parkinson in 2009, 2010 and 2011 that were paid in 2012, 2013 and 2014, respectively. The amounts included under the Change in Pension Value column in the Summary Compensation Table have been excluded from these calculations. All Realizable Pay elements are valued as of Baxter’s closing stock price on December 31, 2014 ($73.29).

As shown in the chart above, Mr. Parkinson’s realizable pay was approximately 69% of the Summary Compensation Table value during this time period. This difference is attributable to the lower realizable value of Mr. Parkinson’s long-term incentive compensation. The realizable pay for the long-term incentive portion is only 55% of the Summary Compensation Table values, which supports a strong pay-for-performance alignment. During this period, Baxter’s total shareholder return performance (including reinvested dividends) of approximately 61% was below the median total shareholder return of Baxter’s healthcare peer companies, which was approximately 104%. This produced lower realizable stock option values and resulted in below target performance share unit payouts during this time period (2012: 0%, 2013: 65% and 2014: 30% of target).

Financial Targets

The Committee selected adjusted EPS, adjusted sales and adjusted operating cash flow as the financial measures on which to assess the company’s performance for purposes of funding the cash bonus pool. The relative weight assigned to each of these measures was 50%, 25%, and 25% respectively. If each financial measure is met in a given year, then the cash bonus pool is funded at two times the base salary for each executive officer covered by the bonus pool (other than Mr. Parkinson, for whom the bonus pool is funded at two times his target cash bonus) and negative discretion is applied as described below.

These three financial metrics (adjusted EPS, adjusted sales and adjusted operating cash flow) were deemed appropriate by the Committee as they are of immediate interest to shareholders and are the primary measures as to which Baxter regularly provides guidance to the market. Adjusted EPS is the most heavily weighted measure, as the Committee believes it is a straightforward measure of the company’s current ability to generate value that

$50,000 $40,000 $30,000 $20,000 $10,000 $0	$47,192 $16,092 $13,257 $3,161 $10,143 $4,539	Summary Compensation Table Salary Annual Bonus	$31,967 $5,343 $8,480 $3,462 $10,143 $4,539 Restricted Stock Units Stock Options Performance Share Units
Realizable Pay

is well understood by shareholders. The table below provides adjusted EPS and adjusted sales targets for 2014, 2013 and 2012 as well as actual results. The table also provides target and adjusted operating cash flow for 2014 and 2013, as 2013 was the first year such measure was used for the cash bonus pool. The 2013 target and actual results exclude Gambro post-acquisition results.

	2014			2013			2012
	Target	Actual (1)	Achievement %	Target	Actual Excluding Gambro (2)	Achievement %	Target	Actual	Achievement %
Adjusted EPS(3)	$5.11	$5.17	101.2%	$4.70	$4.72	100.5%	$4.48	$4.53	101.2%
Adjusted Sales (in millions)(4)	$16,242	$16,600	102.2%	$14,259	$14,323	100.4%	$13,799	$13,722	99.4%
Adjusted Operating Cash Flow (in millions)(5)	$3,413	$3,338	97.8%	$3,277	$3,256	99.4%	NOTE: For 2012 ROIC was used as the cash bonus plan’s third measure. The achievement percentage was 108.8%.

(1)	Represents Baxter’s Adjusted EPS (as calculated in Note 3 below), Adjusted Sales (as calculated in Note 4 below), and Adjusted Operating Cash Flows (as calculated in Note 5 below) in 2014.
(2)	Represents Baxter’s Adjusted EPS (as calculated in Note 3 below), Adjusted Sales (as calculated in Note 4 below), and Adjusted Operating Cash Flows (as calculated in Note 5 below) in 2013 excluding the impact of the Gambro acquisition. The measures above exclude a net loss of $0.05 per diluted share, $485 million in adjusted sales, and operating cash outflows of $58 million related to the impact of the Gambro acquisition.
(3)	Adjusted EPS is calculated as the company’s diluted earnings per share (determined in accordance with generally accepted accounting principles (GAAP)) equal to $4.56 for 2014, $3.66 for 2013 and $4.18 for 2012, adjusted for special items. Special items for 2014 totaled $333 million on an after-tax basis, or $0.61 per diluted share, primarily related to intangible asset amortization, business optimization items, product-related items, separation-related costs for the planned separation of Baxter’s biopharmaceutical and medical products businesses, Gambro integration items, tax and legal reserves, and business development activities; for 2013 totaled $555 million on an after-tax basis, or $1.01 per diluted share, primarily related to charges for Gambro acquisition and integration items, business optimization initiatives, tax and legal reserves, currency-related items and business development activities; and for 2012 totaled $190 million on an after-tax basis, or $0.35 per diluted share, primarily related to charges for the settlement of certain pension obligations, business optimization initiatives and business development activities, as well as benefits related to the reduction of certain contingent payment liabilities and an adjustment to infusion pump reserves.
(4)	Adjusted Sales is calculated as the company’s reported net sales (determined in accordance with GAAP) equal to $16.7 billion for 2014, $15.0 billion for 2013 and $13.9 billion for 2012, adjusted for foreign currency fluctuations calculated using budgeted exchange rates as well as the inclusion of net sales from the company’s Vaccines franchise.
(5)	Adjusted Operating Cash Flow is calculated from the company’s cash flow from operations (determined in accordance with GAAP), equal to $3.215 billion for 2014 and $3.198 billion for 2013. The 2014 results have been adjusted for cash flows related to the planned separation of Baxter’s biopharmaceutical and medical products businesses of $70 million as well as $53 million of certain late payments, in connection with an insurance recovery affecting a key customer, received in early January 2015 but due in 2014.

The company calculated adjusted EPS for purposes of funding the cash bonus pool the same way it calculated adjusted EPS when it publicly announced its results — that is, the special items that were excluded from EPS to arrive at adjusted EPS were the same. Baxter uses adjusted sales (rather than net sales) as a target for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations — that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget. Finally, the company uses adjusted operating cash flow as the third measure in order to balance the EPS and sales goals, while helping to ensure a focus on improving the company’s cash flows.

Performance over the Long-Term

As a healthcare company, Baxter operates in a rapidly changing, increasingly competitive and heavily regulated environment. Accordingly, encouraging its executive officers to focus on the long-term performance of the company is particularly important to Baxter. Historically, the payout of performance share units was based solely on Baxter’s growth in shareholder value relative to its peers. The performance share units that were awarded to the named executive officers in 2014 were designed to reward strong and sustained long-term performance by the company on two important measures: growth in shareholder value and ROIC. The ROIC measure was added to the performance share units in 2013 to provide a better balance compared to tying the award to a single performance metric. It also provides the opportunity to focus on a strategic financial component over a multi-year period. Finally, the use of multiple measures for performance share units is aligned with external market best practice.

Performance Against Peers

One-half of the performance share units awarded in 2014 were designed to reward strong long-term performance by the company relative to the companies in Baxter’s peer group. These healthcare companies are the primary companies with which Baxter competes for talent, investor capital and market position. The payout of shares of Baxter common stock resulting from the vesting of these performance share units will be based on Baxter’s change in total shareholder value versus the change in total shareholder value of the companies included in Baxter’s healthcare peer group during the three-year performance period commencing with the year in which the performance share units are awarded (January 1, 2014 — December 31, 2016).

Growth in shareholder value will be measured based on the following formula:

Average Closing Stock Price Over the Last Twenty Days of the Performance Period

minus Average Closing Stock Price Over the Last Twenty Days Immediately

Preceding the Commencement of the Performance Period

plus Reinvested Dividends

Divided (÷) by

Average Closing Stock Price Over the Last Twenty Days Immediately Preceding the

Commencement of the Performance Period

The performance share units will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of performance share units awarded. The table below shows how the company’s growth in shareholder value against its peers correlates with the 0% to 200% range of payouts.

Performance	Payout
Below 25(th) Percentile Rank	0%
25(th) Percentile Rank	25%
60(th) Percentile Rank	100%
75(th) Percentile Rank	150%
85(th) Percentile Rank or Above	200%

The performance share units will pay out linearly between each set of data points above the 25th percentile and below the 85th percentile. For example, if Baxter performs at a 40th percentile rank, each named executive officer will receive the number of shares equal to 57% of his award of performance share units. In order to pay out at the 100% target level, Baxter must outperform its peers at the 60th percentile.

Performance Against ROIC

ROIC is the strategic internal cash earnings measure that will determine the payout of shares of Baxter common stock for the other half of the performance share units awarded in 2014. ROIC measures how effectively Baxter is allocating and utilizing capital in its operations. The Committee selected ROIC as the second performance share unit measure in order to balance the Growth in Shareholder Value measure, helping to ensure a focus on efficient and value-maximizing investment and appropriate long-term management of capital. Improving ROIC requires disciplined management of working capital and is inherently challenging because of the measure’s focus on increasing cash flows relative to improved retained earnings. As the company becomes more profitable it becomes more difficult to show significant ROIC improvement due to the impact of increases in retained earnings on the denominator of the measure — that is, as the denominator grows the company is required to generate more cash flows from operations than in the prior year to improve its ROIC.

ROIC is calculated by dividing cash flows from operations (excluding the impact of interest expense) by average invested capital. During the three-year performance period the Committee will set annual ROIC goals. The 2014 goal is intended to measure performance for both the first tranche of the 2014 ROIC performance share units and the second tranche of the 2013 ROIC performance share units. The performance share units that are tied to the ROIC goals will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of performance share units awarded. The table below shows how the company’s ROIC performance correlates with the 0% to 200% range of payouts.

Performance as a Percentage of Target	Payout
Below 93%	0%
93%	25%
100%	100%
107%	200%

Baxter does not provide guidance on ROIC nor does it disclose ROIC in its public filings. However, for years 2014, 2013 and 2012, Baxter achieved 102.5%, 100.6% and 108.8% of its respective ROIC targets.

Performance Payout is “At Risk”

As it is possible that there will be no payout under the performance share units, these awards are completely “at-risk” compensation. For example, the company did not issue any shares of common stock with respect to the performance share units granted in 2009 and payable in 2012 or granted in 2012 and payable in 2015 because the company did not achieve the threshold level of performance over the applicable three-year periods. This result is consistent with the company’s pay-for-performance philosophy and the Committee’s belief that a portion of equity granted to the company’s officers be completely “at-risk.” Additionally, the payouts of performance share awards in 2011 (2008 grant), 2013 (2010 grant) and 2014 (2011 grant) were 37%, 65% and 30%, respectively, of the original targets for those awards, demonstrating alignment with Baxter’s overall pay-for-performance philosophy.

Performance of Baxter Common Stock

The performance of Baxter common stock determines the value of the stock options and restricted stock units that have been granted to the named executive officers in 2014.

Individual Performance

The Committee (or the Board in the case of Mr. Parkinson) assesses the individual performance of each executive officer in making compensation decisions related to cash bonuses and equity awards. The Committee’s assessment of individual performance is inherently subjective and requires significant input from Mr. Parkinson. Essentially, the Committee (or the Board in the case of Mr. Parkinson) assesses how well an officer fulfilled his or her obligations in the past year. This assessment focuses on how well the operations or function for which an officer is responsible performed during the year. One factor that the Committee (or the Board in the case of

Mr. Parkinson) considers in making assessments of individual performance is how well an officer performed against the performance goals set for such officer for the relevant year. Mr. Parkinson’s goals and his self-evaluation are reviewed with the Committee and the full Board. Mr. Parkinson reviews the performance goals and self-evaluations of each of the other executive officers and shares his insights and recommendations with the Committee.

The goals set for each named executive officer for 2014 reflected the diversity of the company’s business and the wide range of responsibilities that are attributed to each of these officers. For example, Mr. Parkinson had over 50 performance goals for 2014 covering the following areas: financial performance; organizational development and human resources; corporate strategy and business development; quality and regulatory; operational excellence; board relations and governance; constituent relations (including with respect to sustainability matters); leadership; and innovation and R&D. Mr. Parkinson also has a higher-level set of aspirational goals which are designed to measure his long-term performance. In evaluating each officer’s performance against his or her goals, consideration is given not only to whether an objective was met but most significantly how the objective was met including how appropriately the officer prioritized meeting an objective relative to the officer’s other responsibilities. Accordingly, the adjustments that are made to such officer’s compensation based on his or her performance are not directly correlated to the number of goals that an officer achieved. The Committee believes that this type of rigid correlation could motivate an officer to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interests of the company and its shareholders. The Committee (or the Board in the case of Mr. Parkinson) adjusts cash bonuses and equity grants for individual performance on a discretionary basis in light of the Committee’s (or the Board’s in the case of Mr. Parkinson) overall assessment of how well an officer fulfilled his or her obligations to the company in the past year.

Baxter’s Peer Group and Use of Peer Group Data

Use of peer group data plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helps to ensure that compensation is market competitive in order to retain and attract talent. Baxter uses data from companies that the Committee has selected as comparable companies (collectively, the peer group) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data the company obtains regarding companies in its peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. If data is not available for a particular officer’s position at the company, the Committee utilizes the information that is available to Aon Hewitt as well as internal equity principles to set an officer’s compensation targets at levels that are competitive with other officers at Baxter.

Baxter’s use of peer group data is consistent among the named executive officers in that the baseline (i.e., percentile target) that is set for an element of compensation applies to all officers regardless of position. However, differences in the compensation paid to comparable officers at companies in the peer group do result in different target amounts for officers depending on their position.

Baxter’s peer group includes all of the companies in the Standard & Poor’s 500 Health Care Index, except for distribution companies, insurance providers, hospitals, nursing homes, consultants and companies whose primary focus is not human health.

As discussed above, information may not be available from each of the companies in Baxter’s peer group for every officer position. As a result, the number of companies in Baxter’s peer group may fluctuate as applied to each officer. As of December 31, 2014, the companies included in this peer group and that will therefore be used to determine the payout under one half of the performance share units granted in 2014 are set forth below.

Abbott Laboratories	Covidien Plc	PerkinElmer, Inc.
Abbvie Inc.	C.R. Bard, Inc.	Perrigo Company Plc
Actavis plc	DaVita Healthcare Partners Inc.	Pfizer Inc.
Agilent Technologies, Inc.	DENTSPLY International Inc.	Quest Diagnostics Incorporated
Alexion Pharmaceuticals, Inc.	Edwards Lifesciences Corporation	Regeneron Pharmaceuticals, Inc.
Allergan, Inc.	Eli Lilly and Company	St. Jude Medical, Inc.
Amgen Inc.	Gilead Sciences, Inc.	Stryker Corporation
Becton, Dickinson and Company	Hospira, Inc.	Thermo Fisher Scientific Inc.
Biogen Idec Inc.	Intuitive Surgical, Inc.	Varian Medical Systems, Inc.
Boston Scientific Corporation	Johnson & Johnson	Vertex Pharmaceuticals Incorporated
Bristol-Myers Squibb Company	Laboratory Corp. of America Holdings	Waters Corporation
CareFusion Corporation	Medtronic, Inc	Zimmer Holdings, Inc.
Celgene Corporation	Merck & Co., Inc.
Cerner Corporation	Mylan Inc.

The median revenue and market capitalization for these companies is approximately $7.3 billion and $27.7 billion, respectively. As of December 31, 2014, Baxter’s revenue of $16.7 billion was above the 75th percentile and market capitalization of $39.7 billion was just below the 60th percentile of the peer group.

Elements of Executive Compensation

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for the named executive officers. For each of the last three years, base salary target levels for all named executive officers were set within a range that is competitive with the 50th percentile of salaries paid to comparable officers at companies in the peer group. The Committee selected the 50th percentile as the positioning for base salaries because, as they are the only fixed component of compensation, they are less appropriately used to motivate performance and thus the Committee determined to set them at a reasonably competitive mid-point.

The Committee sets actual individual base salaries higher or lower than targeted base salaries for any reason that the Committee deems relevant. Factors that the Committee considered for 2014 base salaries included how long an officer has been at Baxter and in his or her current role, the impact of his or her position on the company’s results, the quality of the overall experience an officer brings to his or her role and how the officer’s role fits within the structure of the organization. Base salaries for all of the named executive officers were generally competitive with the 50th percentile of salaries paid to comparable officers in the peer group. In August of 2014, Mr. Hantson’s base salary was further increased from $765,000 to $950,000 in recognition of his designation as the future CEO of Baxalta.

Cash Bonuses

Cash bonuses are intended to reward company and individual performance by providing officers with an opportunity to receive additional cash compensation based on both the company’s performance relative to the financial targets described above and the Committee’s assessment (or the Board’s assessment in the case of Mr. Parkinson) of how well an officer performed his or her role during the applicable year. In assessing an individual officer’s performance, the Committee considers the individual’s present and potential contribution to Baxter, in addition to various performance criteria which include, but are not limited to, implementation of critical projects (e.g., acquisitions or divestitures), product development, regulatory or quality performance and innovation or research goals. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s overall performance relative to the financial targets discussed above. In addition, cash bonuses may be periodically used by the company for recruitment purposes in order to competitively compensate and attract high performing executives.

Target Setting

For each of the last three years, cash bonus targets for all named executive officers were set within a range that is competitive with cash bonuses paid to comparable officers at companies in Baxter’s peer group. The Committee has the discretion to adjust each officer’s target as it deems appropriate. Typical reasons for adjusting cash bonus targets are how long an officer has been in his or her current role and how the officer’s role fits within the structure of the organization.

Determination of 2014 Annual Bonus Payouts

Based on the company’s performance against its 2014 financial targets, the bonus pool was funded at 1.92 times the base salary for each executive officer covered by the bonus pool (other than Mr. Parkinson, for whom the bonus pool was funded at 1.922 times his target cash bonus). The Committee (or the Board in the case of Mr. Parkinson) then has the ability to use “negative discretion” to determine the actual cash bonus amount paid to each named executive officer. Any “negative discretion” takes into account the Committee’s view (or the Board’s view in the case of Mr. Parkinson) of how well each officer performed his or her responsibilities during 2014. As a result, the actual cash bonus paid to each named executive officer was calculated using the following formula: (x) the product of such officer’s cash bonus target multiplied by (y) the company performance adjustment percentage (see description immediately below under “Company Performance”) multiplied by (z) such officer’s individual performance adjustment percentage as determined by the Committee (or the Board in the case of Mr. Parkinson).

Company Performance. As discussed above, Baxter performed relative to its adjusted EPS, adjusted sales and adjusted operating cash flow financial targets for 2014 at 101.2%, 102.2% and 97.8%, respectively. Given the relative weighting of these targets (50%, 25% and 25%, respectively) and the associated funding schedule for each metric, this performance translated into an adjustment to each officer’s cash bonus of 111% of target. The funding schedule associated with each metric ranges from 0% to 150% with the baseline for each metric being 100% (i.e., the company must achieve a given financial target for the funding for such metric to be 100% and funding can range from 0% to 150%). The band of funding around the baseline varies by metric. This variation reflects the probability of achievement of a given target based on historical performance data as well as the scope of the given metric. Accordingly, the adjustment for 2014 performance of 111% was higher than the adjustment of 103% for 2013 performance, which was in turn lower than the adjustment of 116% for 2012 performance, based on how the company performed against its financial targets in each respective year and the relative weighting of, and funding schedule associated with, each metric. The fluctuation from year to year in these adjustments based on actual company performance against specific financial targets is consistent with the company’s pay-for-performance philosophy.

Individual Performance. Based on the Committee’s assessment (or the Board’s assessment in the case of Mr. Parkinson) of the performance of each officer of the company, each officer’s cash bonus target was adjusted further in a range of 100% to 130% of target. Mr. Parkinson was paid a cash bonus of $3,168,828, which included an upward individual performance adjustment of 120% of target. In determining the amount of Mr. Parkinson’s cash bonus for 2014, the Board considered not only the financial performance of the company, but also acknowledged the important contributions made by Mr. Parkinson towards the achievement of the company’s strategic and operational goals (See “— Structure of Compensation Program — Individual Performance” on page 23 of this Proxy Statement). Mr. Hantson was paid a cash bonus of $1,370,850, which included an upward individual adjustment of 130% of target. This adjustment reflects the leadership provided to and the performance of the BioScience business in 2014. Mr. Hombach was paid a cash bonus of $1,049,061, which included an upward individual adjustment of 130% of target. This adjustment primarily reflects the financial performance of Baxter in 2014 as well as Mr. Hombach’s leadership with respect to the company’s finance function and within the organization. Ms. Mason was paid a cash bonus of $608,946, which included an upward individual adjustment of 130% of target. This adjustment reflects Ms. Mason’s leadership with respect to the company’s human resources function and contributions to help position the company for future success. Mr. Scharf was paid a cash bonus of $800,865, which included an upward individual adjustment of 130% of target. This adjustment primarily reflects Mr. Scharf’s leadership with respect to the company’s legal function in addressing the challenges faced by the company in an increasingly complex and regulated environment.

CEO Bonus Calculation. As described above, the funded bonus pool for Mr. Parkinson was $4,572,438 (1.922 multiplied by his 2014 cash bonus target of $2,379,000). Based on the bonus determination formula used by the Committee, the actual 2014 cash bonus awarded to Mr. Parkinson was calculated as follows:

2014 Cash Bonus Calculation
CEO Bonus Target	$2,379,000
Company Performance Adjustment Percentage	111%
Individual Performance Assessment Percentage	120%
2014 Final Cash Bonus	$3,168,828

For more information on how performance was assessed, see “— Pay-for-Performance — Financial Targets” and “— Individual Performance” above. The Committee believes that the methodology it uses in paying cash bonuses is consistent with providing compensation that reflects how an officer is valued within the company and the marketplace.

Spin-Off Retention Bonus. As Baxter works toward a successful transition plan to create two new independent companies, retaining senior leadership talent through and after the transition date is critical to both the execution of the plan and business continuity. Mr. Hombach, Ms. Mason and Mr. Scharf are each eligible for a cash bonus in connection with the planned separation of Baxter and Baxalta. The target bonus amounts are: Mr. Hombach $750,000, Ms. Mason $500,000, and Mr. Scharf $500,000. Payment is conditioned on the successful close of the spin-off of Baxalta and can range between 75% to 150% of the target amount based on milestone achievements.

Equity Awards

Equity awards are the most significant components of each named executive officer’s compensation package. The company’s compensation program emphasizes equity awards to motivate executive officers to drive the long-term performance of the company and to align their interests with those of the company’s shareholders. This emphasis is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders. This alignment is furthered by requiring officers to satisfy the stock ownership guidelines discussed below under “Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading” on page 29 of this Proxy Statement.

Structure of Equity Compensation Program

Baxter’s equity compensation program for named executive officers provides for annual grants in equal proportion of performance share units and stock options. Performance share units are provided to reflect the Committee’s belief that as the recipients of these awards have the most responsibility for Baxter’s performance, the payout of a portion of their equity awards should be completely “at-risk.” Stock options compose the balance of the annual equity grant to recognize that it is in the best interests of the company to provide a certain amount of equity that will vest as long as the officer continues to serve at Baxter. There are factors beyond the control of the officers that affect the company’s performance as measured against its peers or otherwise, and equity awards that are not subject to performance metrics but only vest over time provide greater stability in compensation and will only have value so long as Baxter’s stock price continues to increase from the date of grant. The company also periodically grants equity to named executive officers for recognition, recruitment and retention purposes, and as discussed above, utilizes equity as a primary vehicle to attract high performing executives.

Individual Equity Grants

In order to determine the size of equity grants to be awarded to each named executive officer in connection with the annual grant process in March 2014, the Committee reviewed market data on how much equity similarly situated officers were receiving at companies in Baxter’s peer group. This review focused on how much equity should be granted to each officer in order to be competitive with similarly situated officers at companies in Baxter’s peer group. The Committee (or the Board in the case of Mr. Parkinson) set targets that were competitive with the peer group for each of the named executive officers. In determining the actual amount of each officer’s equity grant, the Committee then used its discretion to adjust 2014 target equity grants for the company’s officers across a range of 100% to 150%. With respect to the named executive officers, the 2014 target equity grants were adjusted as follows: Mr. Hantson, 100%; Mr. Hombach, 100%; Ms. Mason, 120%; Mr. Scharf, 120% and Mr. Parkinson, 100%. These adjustments were made primarily to reflect the Committee’s assessment of such officer’s individual performance during 2013 and future potential.

Spin-Off Retention RSU Grants

As Baxter works toward a successful transition plan to create two new independent companies, retaining senior leadership talent through and after the transition date is critical to both the execution of the plan and business continuity. Mr. Hombach, Ms. Mason and Mr. Scharf each received a grant of restricted stock units in connection with the planned separation of Baxter and Baxalta. The grant amounts are: Mr. Hombach 40,000, Ms. Mason 25,000, and Mr. Scharf 25,000. The grants will vest on the earlier of the third anniversary of the grant date or involuntary termination of employment, other than for cause.

Perquisites

Baxter provides a very limited range of perquisites to its named executive officers. Baxter permits limited personal travel on company aircraft due to the potential efficiencies associated with such use. All personal aircraft usage must be pre-approved by the Chief Executive Officer and any such aircraft usage, including by the Chief Executive Officer, is reviewed annually by the Board. Baxter reimburses business-related travel and other related entertainment and incidental costs for executive officers and their significant others when such executive officers are invited to attend Board meetings or other business-related activities where the attendance of a significant other is expected. Baxter pays these expenses and costs as the business purpose served is closely related to the benefits received. Baxter also pays for an annual physical exam for executive officers and believes this practice to be in the best interests of the company and its shareholders as the health of an executive officer is critical to an officer’s performance. In 2014, the aggregate incremental cost associated with providing these perquisites was less than $10,000 for each named executive officer.

Retirement and Other Benefits

Mr. Hombach, Ms. Mason and Mr. Scharf participate in Baxter’s pension and supplemental pension plans to the same extent and on the same terms as any other eligible Baxter employee hired prior to December 31, 2006. Mr. Parkinson’s employment agreement provides for additional pension benefits tied to the number of years he remains employed at Baxter. In 2011, Mr. Parkinson received an additional four years of service under the supplemental pension plan upon his seventh anniversary of employment based on the terms of his employment agreement. As a result, as of 2014 he is entitled to a total of fourteen years of deemed service. Mr. Parkinson’s employment agreement also provides that he is eligible for unreduced early retirement upon his termination of employment prior to age 65. Mr. Parkinson will not be eligible for an unreduced early retirement benefit if his employment is terminated for cause (as defined in his employment agreement). Mr. Hantson is not eligible to participate in Baxter’s pension and supplemental pension plans as such plans were closed to new participants as of December 31, 2006. Employees hired or rehired after that date, including Mr. Hantson, receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified Section 401(k) plan and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan. The level of pension benefits available to Mr. Parkinson compared to the other named executive officers is consistent with his level of responsibility within the company and how his position was valued in the market at the time his agreement was originally negotiated. A more detailed discussion of the pension program is provided under the caption “Pension Benefits” on page 40 of this Proxy Statement.

Each of the named executive officers is eligible to participate in Baxter’s deferred compensation plan, which permits the officer to defer the receipt of covered compensation and receive a 3.5% company match. Baxter allows named executive officers to participate in a deferred compensation plan in order to provide a market competitive plan as well as to facilitate retirement savings as part of the total compensation program in a cost- and tax-effective way for the company. The terms of Baxter’s deferred contribution plan are more fully described under the caption “Nonqualified Deferred Compensation” on page 42 of this Proxy Statement.

Risk Assessment of Compensation Policies and Practices

With the assistance of the Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices applicable to its employees, including its executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;

•

effective balance in cash and equity mix, short- and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policy discussed below.

Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading

In order to drive the long-term performance of the company, executive officers are required to own a certain amount of Baxter stock. The Chief Executive Officer is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary. As of December 31, 2014, Mr. Parkinson was at 418% of his ownership guideline. Each of the other executive officers is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary, in each case within five years of becoming an executive officer. This requirement, like the executive compensation recoupment policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

Pursuant to Baxter’s securities trading policy, officers and certain other employees, including all named executive officers, are prohibited from engaging in short-term trading activities and option transactions in Baxter stock. As a result, such persons cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock. Additionally, it is Baxter’s policy to not permit officers to pledge Baxter stock as collateral for loans or otherwise as a security interest.

Executive Compensation Recoupment Policy

Baxter has an executive compensation recoupment policy that applies to all cash bonuses paid by Baxter under its incentive plans and all grants of equity awarded by the company to any person designated as an officer by the Board. Following any restatement of the company’s financial results that requires an amendment to any previously filed results or if an officer violates a restrictive covenant contained in any agreement between the company and such officer, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation and take any actions it deems appropriate with respect to executive incentive compensation. With respect to a restatement, the Board will consider whether an officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: recovery, reduction or forfeiture of all or part of any bonus, equity or other compensation previously provided or to be provided in the future; disciplinary actions; and the pursuit of any other remedies.

Post-Termination Compensation

Named executive officers may receive certain payments if Baxter undergoes a change in control and the officer ceases to be employed by the company. Mr. Parkinson would receive payments under his employment agreement and the other named executive officers would receive payments under their severance agreements. Providing for payments in a change in control situation is consistent with market practice and helps ensure that if a change in control is in the best interests of the shareholders, officers have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances. In addition to change in control payments, Mr. Parkinson would receive certain payments in the event he is terminated for any reason (other than for cause). The Board believes that compensating Mr. Parkinson in these additional circumstances is appropriate in light of the value of his position in the marketplace, including as reflected in the negotiations accompanying the company’s hiring of Mr. Parkinson pursuant to his employment agreement. In consideration for these benefits, Mr. Parkinson and the named executive officers have agreed to be bound for two years from the date of their respective termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officers’ severance benefits were not a significant factor in determining their other compensation elements because the Committee did not believe that such benefits, as provided, exceeded market practices of peer companies in a way that justified a reduction in any other elements or vice versa. None of the named executive officers is entitled to any excise tax gross-up covering such officer’s change in control benefits. For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2014, please refer to the information under the caption “Potential Payments Upon Termination Following A Change in Control” on page 43 of this Proxy Statement.

Following Baxter’s announcement of its plan to separate into two new independent companies, the Board put in place severance agreements with Mr. Hombach, Ms. Mason and Mr. Scharf in the event that their employment is terminated by the Company (other than for cause, death or disability) by the later of December 31, 2015 or the first anniversary of the business separation, if the business separation occurs on or prior to December 31, 2015. Such agreements are consistent with market practice and help ensure that senior leadership talent is retained through and after the transition date, which is critical for both the execution of the plan and business continuity. For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2014, please refer to the information under the caption “Potential Payments Upon Termination Following A Change in Control” on page 43 of this Proxy Statement.

Advisory Vote on Executive Compensation

At the 2011 Annual Meeting, shareholders recommended on an advisory basis to hold advisory votes approving named executive officer compensation (commonly referred to as “say-on-pay” votes) annually. The Board determined to follow the shareholders’ recommendation and hold the say-on-pay vote annually until the next required advisory vote on the frequency of such votes, which is expected to occur at the 2017 Annual Meeting of Shareholders. Therefore, shareholders are being asked again this year to consider a resolution to approve the compensation paid to Baxter’s named executive officers in 2014 as disclosed in this Proxy Statement. Although such advisory votes are not binding on the Board, the Board reviews and thoughtfully considers the voting results when determining compensation policies and making future decisions concerning the compensation of named executive officers. Any impact of the 2015 voting results will be disclosed in the proxy statement to be filed in connection with the 2016 Annual Meeting of Shareholders.

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Proxy Statement for the 2015 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation Committee

John D. Forsyth (Chair)

Peter S. Hellman

Carole J. Shapazian

Thomas T. Stallkamp

Executive Compensation Tables

Summary Compensation Table

The following table shows for the years indicated below the compensation provided by Baxter and its subsidiaries to its named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert L. Parkinson, Jr.,	2014	$1,535,000	—	$3,580,637	$4,541,757	$3,168,828	$2,469,024	$9,456	$15,304,702
Chairman and	2013	1,523,462	—	6,839,789	4,792,568	$2,695,407	301,740	9,162	16,162,128
Chief Executive Officer	2012	1,453,077	—	6,348,010	3,922,648	4,279,260	1,509,763	9,012	17,521,770

Robert J. Hombach,	2014	755,000	—	3,886,172	1,191,276	1,049,061	2,601,713	57,478	9,540,700
Corporate Vice President	2013	687,692	—	877,271	1,142,793	890,435	744,791	54,510	4,397,492
and Chief Financial Officer	2012	609,231	—	1,466,499	906,193	873,828	1,470,588	43,654	5,369,993

Ludwig N. Hantson,	2014	833,846	—	972,610	1,191,276	1,370,850	—	118,315	4,486,897
Corporate Vice President	2013	742,308	—	1,096,573	1,428,483	1,004,250	—	135,267	4,406,881
and President, BioScience	2012	692,308	—	3,974,999	906,193	1,367,800	—	102,079	7,043,379

Jeanne K. Mason,	2014	525,308	—	2,428,743	744,546	608,946	568,863	10,218	4,886,624
Corporate Vice President,
Human Resources

David P. Scharf,	2014	651,000	—	2,658,082	1,042,374	800,865	463,212	44,795	5,660,328
Corporate Vice President,
General Counsel and Corporate Secretary

(1)	Amounts shown in this column represent the value of performance share and restricted stock units granted under the company’s equity compensation program, including the Spin-Off Retention RSU Grants for Messrs. Hombach and Scharf and Ms. Mason. All amounts are valued based on the grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The grant date fair value of the maximum amount of shares payable under the performance share units granted in 2014 is as follows: Mr. Parkinson ($7,161,274); Mr. Hombach ($1,833,944); Mr. Hantson ($1,945,220); Ms. Mason ($1,145,986); and Mr. Scharf ($1,604,664). For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. Dividend equivalents accrue on the performance share and restricted stock units and are paid only if the underlying awards vest. For further information on these awards, see the “2014 Grants of Plan-Based Awards” table and the accompanying narrative under “Description of Certain Awards Granted in 2014” on pages 34 and 36 of this Proxy Statement, respectively.

(2)	Amounts shown in this column represent the value of stock options granted under the company’s equity compensation program based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. For further information on these awards, see the “2014 Grants of Plan-Based Awards” table and the accompanying narrative under “Description of Certain Awards Granted in 2014” on pages 34 and 36 of this Proxy Statement, respectively.

(3)	Amounts shown in this column represent cash bonuses paid for performance in the applicable year under the company’s officer bonus program. The methodology applied in determining the bonus amounts earned by the named executive officers is discussed under “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses” on page 25 of this Proxy Statement.

(4)	Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under the company’s pension plan and supplemental pension plan. As discussed below in connection with the “Pension Benefits” table, Mr. Hantson is not eligible to participate in the company’s pension and supplemental pension plans as he joined Baxter after December 31, 2006. For more information on this pension benefit, see “Employment Agreement with Chairman and Chief Executive Officer” and the “Pension Benefits” table on pages 37 and 40 of this Proxy Statement, respectively.

(5)	Amounts shown in this column represent (i) contributions made by the company to Baxter’s deferred compensation plan on behalf of the participating named executive officers, (ii) contributions made by the company to Baxter’s tax-qualified Section 401(k) plan on behalf of the named executive officers, and (iii) the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers. Contributions made by the company to Baxter’s deferred compensation and tax-qualified Section 401(k) plans on behalf of Mr. Hantson include an additional employer contribution equal to 3% of his compensation as a result of his ineligibility to participate in the company’s pension and supplemental pension plans. The following table quantifies the amounts paid to each named executive officer in 2014 for any component discussed above that involved an amount equal to or greater than $10,000 for any named executive officer:

	Deferred Compensation Contributions	401(k) Contributions
Mr. Parkinson	—	$7,800
Mr. Hombach	$47,048	9,100
Mr. Hantson	99,759	16,900
Ms. Mason	—	9,100
Mr. Scharf	34,683	9,100

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Target ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Parkinson
Cash Bonus (1)	2/18/2014	$2,379,000
Stock Option Grant	3/4/2014						393,379	$69.03	$4,541,757
GSV PSU Grant (2)	3/4/2014		8,251	33,004	66,008				1,888,159
ROIC 2014 PSU Grant (3)	3/4/2014		2,750	11,001	22,002				759,399
ROIC 2013 PSU Grant (4)	3/4/2014		3,379	13,517	27,034				933,079

Mr. Hombach
Cash Bonus (1)	2/18/2014	727,000
Spin-Off Retention Bonus (6)	2/18/2014	750,000
Stock Option Grant	3/4/2014						103,181	$69.03	1,191,276
GSV PSU Grant (2)	3/4/2014		2,164	8,657	17,314				495,267
ROIC 2014 PSU Grant (3)	3/4/2014		722	2,886	5,772				199,221
ROIC 2013 PSU Grant (4)	3/4/2014		806	3,223	6,446				222,484
Spin-Off Retention RSU Grant (5)	6/2/2014					40,000			2,969,200
Mr. Hantson
Cash Bonus(1)	2/18/2014	950,000
Stock Option Grant	3/4/2014						103,181	$69.03	1,191,276
GSV PSU Grant (2)	3/4/2014		2,164	8,657	17,314				495,267
ROIC 2014 PSU Grant (3)	3/4/2014		722	2,886	5,772				199,221
ROIC 2013 PSU Grant (4)	3/4/2014		1,007	4,029	8,058				278,122

Ms. Mason
Cash Bonus(1)	2/18/2014	422,000
Spin-Off Retention Bonus (6)	2/18/2014	500,000
Stock Option Grant	3/4/2014						64,488	$69.03	744,546
GSV PSU Grant (2)	3/4/2014		1,353	5,410	10,820				309,506
ROIC 2014 PSU Grant (3)	3/4/2014		451	1,803	3,606				124,461
ROIC 2013 PSU Grant (4)	3/4/2014		504	2,014	4,028				139,026
Spin-Off Retention RSU Grant (5)	6/2/2014					25,000			1,855,750
Mr. Scharf
Cash Bonus(1)	2/18/2014	555,000
Spin-Off Retention Bonus (6)	2/18/2014	500,000
Stock Option Grant	3/4/2014						90,284	$69.03	1,042,374
GSV PSU Grant (2)	3/4/2014		1,894	7,575	15,150				433,366
ROIC 2014 PSU Grant (3)	3/4/2014		631	2,525	5,050				174,301
ROIC 2013 PSU Grant (4)	3/4/2014		705	2,820	5,640				194,665
Spin-Off Retention RSU Grant (5)	6/2/2014					25,000			1,855,750

(1)

The amounts shown represent the target bonus set for 2014 under Baxter’s officer bonus program. There is no threshold amount for cash bonuses. Even if the company meets each financial target, the Committee (or the Board in the case of Mr. Parkinson) may use negative discretion and decline to pay an officer a bonus for his or her performance. Consistent with the bonus program and under Section 162(m) of the Internal Revenue Code of 1986, as amended, the maximum bonus that could be paid to any officer for 2014 performance was the lesser of (i) two times an officer’s salary (or target bonus in the case of Mr. Parkinson) and (ii) $5 million. The actual cash bonus paid to each named executive officer for his 2014 performance is reported as “Non-Equity Incentive Plan Compensation” above in the Summary Compensation Table.

(2)

Fifty percent of the performance share units granted in March 2014 will be paid out in shares of Baxter common stock based on Baxter’s change in total shareholder value versus the change in total shareholder value of the companies included in Baxter’s healthcare peer group during the three-year performance period commencing with the year in which the performance share units are awarded, which for this grant is January 1, 2014 through December 31, 2016 (GSV PSUs). The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of common stock that would be paid out under the GSV PSUs if Baxter’s growth in shareholder value compared to the growth in shareholder value of the companies in its peer group is at the 25th, 60th and 85th percentile, respectively. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Performance over the Long-Term — Performance Against Peers” on page 22 of this Proxy Statement.

(3)	Fifty percent of the performance share units granted in March 2014 will be paid out in shares of Baxter common stock based on the achievement of annual ROIC goals over the three-year performance period commencing with the year in which the performance share units are awarded, which for this grant is January 1, 2014 through December 31, 2016 (ROIC PSUs). The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of common stock that would be paid out under the first of the three ROIC performance periods of the ROIC PSUs if Baxter’s annual ROIC goal for 2014 meets 93%, 100% and 107% of the target, respectively. The remaining two-thirds of the ROIC PSUs, which are based on the achievement of annual ROIC goals in 2015 and 2016, are not included in the above table because they are not considered granted for accounting purposes until the ROIC goals are set for those years. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Performance over the Long-Term — Performance Against ROIC” on page 23 of this Proxy Statement.

(4)	Fifty percent of the performance share units granted in March 2013 will be paid out in shares of Baxter common stock based on the achievement of annual ROIC goals over the three-year performance period commencing with the year in which the performance share units are awarded, which for this grant is January 1, 2013 through December 31, 2015 (ROIC PSUs). The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of common stock that would be paid out under the second of the three ROIC performance periods of the ROIC PSUs if Baxter’s annual ROIC goal for 2014 meets 93%, 100% and 107% of the target, respectively. The remaining one-third of the ROIC PSUs, which is based on the achievement of annual ROIC goals in 2015, is not included in the above table because it is not considered granted for accounting purposes until the ROIC goals are set for the year. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Performance over the Long-Term — Performance Against ROIC” on page 23 of this Proxy Statement.

(5)	The amounts shown represent retention restricted stock unit grants relating to the separation of Baxter and Baxalta. The grants will vest on the third anniversary of the grant date and would accelerate in the event of an involuntary termination (except for cause). Please see “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards — Spin-Off Retention RSU Grants” on page 28 of this Proxy Statement.

(6)	The amounts shown represent the target retention bonus made relating to the separation of Baxter and Baxalta. Payment is conditioned on the successful close of the spin-off of Baxalta. Individuals can receive between 75% to 150% of the target amount based on milestone achievements. Please see “Compensation Discussion and Analysis — Structure of Compensation Program — Spin-Off Retention Bonus” on page 27 of this Proxy Statement.

(7)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the stock options, restricted stock units and the target amount of performance share units awarded under Baxter’s equity compensation program during 2014 and are further described immediately below under “Description of Certain Awards Granted in 2014.”

Description of Certain Awards Granted in 2014

Performance Share Units. Each named executive officer received a performance share unit grant in March 2014, which was divided into two equal tranches. The payout of shares of Baxter common stock will range from 0% to 200% of the number of performance share units awarded. The first of these tranches, the GSV PSUs, has a payout amount determined by Baxter’s growth in shareholder value relative to the growth in shareholder value of the healthcare peers included in Baxter’s peer group during the three-year performance period commencing on January 1, 2014. The second of these tranches, the ROIC PSUs, has a payout amount based on the achievement of annual ROIC goals over the three-year performance period commencing on January 1, 2014. The threshold, target and maximum payouts that each officer could receive under his award that are currently determinable are disclosed under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “2014 Grants of Plan-Based Awards” table above. These numbers include the first of the three ROIC PSU performance periods for the 2014 PSU Grant and the second of the three ROIC performance periods for the 2013 PSU Grant. If an officer ceases to be employed at Baxter during the performance period (other than due to death, disability or retirement), such officer will forfeit any payout under both the GSV PSUs and the ROIC PSUs (together referred to as the PSUs). If an officer who is “retirement eligible” (meaning such officer is at least 65 years of age, or at least 55 years of age with at least 10 years of service) retires after December 31, 2014, then such officer’s PSUs will remain eligible for payout at the end of the performance period. If an officer is terminated due to death or disability after December 31, 2014, such officer’s PSUs will pay out within 60 days at 100% of the target grant. Officers have no rights of a shareholder with respect to the PSUs until the performance period is complete, other than with respect to dividend equivalents which accrue to the same extent as if such unit was a share of common stock during the performance period. Such accrued dividend equivalents will be paid out in common stock when and if the related shares of common stock are paid out at the end of the performance period. For more information about these awards, see “Compensation Discussion and Analysis — Structure of Compensation Program — Performance over the Long-Term” on page 22 of this Proxy Statement.

Stock Options. Each named executive officer received a stock option grant in connection with the company’s annual equity award process in March 2014. All stock options granted in 2014 vest one-third per year over a three-year period, starting on the first anniversary of the date of grant. The exercise price of each stock option awarded by Baxter to its executive officers under the company’s incentive compensation programs is the closing price of Baxter’s common stock on the date of grant. Generally, if an officer ceases to be employed at Baxter before his stock options vest, these options will expire on the date such officer’s employment is terminated unless such termination is due to death, disability or retirement. If an officer who is retirement eligible (as defined above) retires after December 31, 2014, then such officer’s stock options will continue to vest based upon their original vesting schedule and expire on the fifth anniversary of the termination date. If an officer is terminated due to death or disability after December 31, 2014, such officer’s options will vest immediately and expire five years later. Each of these options expires on the ten-year anniversary of the grant date. These grants are reflected in the “All Other Option Awards: Number of Securities Underlying Options” column in the “2014 Grants of Plan-Based Awards” table above.

Spin-Off Retention RSU Grants. Mr. Hombach, Ms. Mason and Mr. Scharf each received a grant of restricted stock units in connection with the planned separation of Baxter and Baxalta. The grant amounts are: Mr. Hombach, 40,000, Ms. Mason, 25,000, and Mr. Scharf, 25,000. The grants will vest on the earlier of the third anniversary of the grant date or involuntary termination of employment, unless employment is terminated for cause.

Employment Agreement with Chairman and Chief Executive Officer

Baxter and Mr. Parkinson entered into an employment agreement on April 19, 2004 in connection with Mr. Parkinson’s appointment as Chairman and Chief Executive Officer of Baxter. On December 12, 2008, this agreement was amended to conform the agreement to changes to Section 409A of the Internal Revenue Code of 1986, as amended, and the existing company compensation program applicable to employees generally (for example, the annual award of performance share units rather than restricted stock units and the diminution of perquisites), as well as to provide that the rolling two-year term of the agreement shall expire without further action effective January 30, 2016. The agreement was further amended on July 23, 2013 to conform to additional changes resulting from more recent guidance related to Section 409A of the Internal Revenue Code of 1986, as amended.

Mr. Parkinson’s agreement, as amended, provides an annual base salary of not less than $1,300,000, subject to possible increase by the independent directors of the Board. He is eligible to participate in Baxter’s officer bonus and long-term incentive programs at a level commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board, and to receive benefits to the same extent and on the same terms as those benefits provided by the company to its other senior executives including, but not limited to, health, disability, insurance and retirement benefits. In addition to these benefits, the agreement provides that if Mr. Parkinson remains employed for at least seven years (which he achieved in April 2011), his pension benefit will be determined as if he had completed eleven years of service during that period, provided that Mr. Parkinson is not later terminated for cause. This additional service is credited under the supplemental pension plan. The agreement also provides that if Mr. Parkinson retires after his pension benefit is vested but before he is eligible for an unreduced early retirement benefit, and he is not terminated for cause, he will receive payments under the supplemental pension plan equal to the difference between an unreduced pension benefit (including the additional service credit described above) and his actual benefits received under the pension plan.

In consideration for his employment at Baxter, Mr. Parkinson will not compete with the company, directly or indirectly, for a period of two years after the termination of his employment. Mr. Parkinson has also agreed not to solicit or attempt to solicit any customer or supplier of the company nor solicit, persuade or induce any individual who is employed by the company or its subsidiaries to terminate such employment or enter into an employment relationship with another entity.

The agreement provides for certain payments in the event of Mr. Parkinson’s death, disability, termination without cause or due to constructive discharge, or termination following a change in control. For more information about these payments, please see “Potential Payments Upon Termination Following A Change in Control — Chairman and Chief Executive Officer” on page 43 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Performance Period and PSU Type (3)(4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Mr. Parkinson
	546,000		$38.35	3/14/2016	62,243	$4,561,789	2012 – 2014	(G)	23,908	$1,752,217
	384,000		51.21	3/15/2017			2013 – 2015	(G)	10,642	779,952
	304,000		58.12	3/5/2018			2014 – 2016	(G)	8,425	617,468
	254,400		52.50	3/4/2019			2013	(R)	28,379	2,079,897
	263,989		59.00	3/3/2020			2014	(R)	22,467	1,646,606
	330,852		53.80	3/4/2021
	255,674	127,837	57.48	3/4/2022
	133,029	266,059	70.24	3/3/2023
		393,379	69.03	3/4/2024
Mr. Hombach
	49,628		53.80	3/4/2021	44,153	3,235,973	2012 – 2014	(G)	5,523	404,781
	59,064	29,533	57.48	3/4/2022			2013 – 2015	(G)	2,538	186,010
	31,721	63,442	70.24	3/3/2023			2014 – 2016	(G)	2,210	161,971
		103,181	69.03	3/4/2024			2013	(R)	6,767	495,953
							2014	(R)	5,892	431,825
Mr. Hantson
	84,367		53.80	3/4/2021	65,792	4,821,896	2012 – 2014	(G)	5,523	404,781
	59,064	29,533	57.48	3/4/2022			2013 – 2015	(G)	3,172	232,476
	39,651	79,302	70.24	3/3/2023			2014 – 2016	(G)	2,210	161,971
		103,181	69.03	3/4/2024			2013	(R)	8,459	619,960
							2014	(R)	5,892	431,825
Ms. Mason
	33,350		58.12	3/5/2018	27,595	2,022,438	2012 – 2014	(G)	3,375	247,354
	31,395		52.50	3/4/2019			2013 – 2015	(G)	1,586	116,238
	37,274		59.00	3/3/2020			2014 – 2016	(G)	1,381	101,213
	47,146		53.80	3/4/2021			2013	(R)	4,231	310,090
	36,095	18,048	57.48	3/4/2022			2014	(R)	3,682	269,854
	19,825	39,652	70.24	3/3/2023
		64,488	69.03	3/4/2024
Mr. Scharf
	13,000		58.12	3/5/2018	28,489	2,087,959	2012 – 2014	(G)	4,909	359,781
	32,410		59.00	3/3/2020			2013 – 2015	(G)	2,221	162,777
	19,851		53.80	3/4/2021			2014 – 2016	(G)	1,934	141,743
	52,502	26,251	57.48	3/4/2022			2013	(R)	5,921	433,950
	27,755	55,512	70.24	3/3/2023			2014	(R)	5,157	377,957
		90,284	69.03	3/4/2024

(1)	The chart below represents stock options vesting as follows:

Name	March 2015	March 2016	March 2017
Parkinson	391,992	264,156	131,127
Hombach	95,647	66,115	34,394
Hantson	103,577	74,045	34,394
Mason	59,370	41,322	21,496
Scharf	84,101	57,581	30,095

(2)	The amounts in the columns represent restricted stock unit awards and earned but unvested PSUs from the 2013 PSU grant relating to the 2013 ROIC performance period. The earned but unvested PSUs will vest in January 2016.

In addition, the amounts in the columns for Mr. Parkinson reflect 45,000 restricted stock units which will vest as follows: 22,500 in March 2015 and 22,500 in March 2016. The amounts in the columns for Mr. Hombach reflect 40,000 restricted stock units will vest in June 2017. The amounts in the columns for Mr. Hantson reflect (i) 6,900 unvested restricted stock units remaining under his 2010 grant, which will vest on June 1, 2015; and (ii) 50,000 restricted stock units which will vest in three equal annual installments beginning in June 2017. The amounts in the columns for Ms. Mason and Mr. Scharf reflect 25,000 restricted stock units which will vest in June 2017. Amounts shown in the columns also include the dividend shares accrued on the restricted stock units granted to each of the named executive officers. The market value of these unvested restricted stock units is based on the closing price of Baxter common stock on December 31, 2014 ($73.29).

(3)	For the grants noted with a (G) in the eighth column, amounts represent the threshold number and value of shares of common stock that an officer would receive under the GSV PSUs granted for the 2012-2014, 2013-2015 and 2014-2016 performance periods. The market value of the performance share units included in these columns is based on the closing price of Baxter common stock on December 31, 2014 ($73.29). Amounts in these columns also include the dividend shares accrued on the performance share units. With respect to the GSV PSUs granted for the 2012-2014 performance period, the final award was paid out on February 11, 2015 at 0% of target. Final payouts under the GSV PSUs for the 2013-2015 and 2014-2016 performance periods will not be known until the respective performance period is completed, and therefore it is possible that no shares of common stock will be paid out under these GSV PSUs. For more information on how payouts under the GSV PSUs are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Performance over the Long-Term — Performance Against Peers” on page 22 of this Proxy Statement.

(4)	For the grants noted with an (R) in the eighth column, amounts represent the maximum number and value of shares of common stock that an officer would receive under the ROIC PSUs granted in 2014. The market value of the performance share units included in these columns is based on the closing price of Baxter common stock on December 31, 2014 ($73.29). Amounts in these columns also include the dividend shares accrued on the performance share units. With respect to the 2014 performance period, which is the first of the three annual ROIC performance periods for the ROIC PSUs granted in 2014 and the second of the three annual ROIC performance periods for the ROIC PSUs granted in 2013, the final award was earned at 136% of target. However these earned ROIC PSUs will not pay out until 2017 (2014 grants) and 2016 (2013 grants), when all three annual ROIC performance periods related to the ROIC PSUs granted in 2014 and 2013 have been completed, and it is possible that no shares of common stock will be earned with regard to the remaining annual performance periods if the established targets are not met for those periods. For more information on how payouts under the ROIC PSUs are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Performance over the Long-Term — Performance Against ROIC” on page 23 of this Proxy Statement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Parkinson	—	—	26,811	$1,833,955
Mr. Hombach	—	—	6,031	412,642
Mr. Hantson	18,030	$621,314	20,960	1,481,600
Ms. Mason	—	—	3,819	261,341
Mr. Scharf	—	—	4,825	330,123

(1)	Mr. Hantson entered into a 10b5-1 trading plan in 2014 pursuant to which his stock options were exercised.

(2)	Represents the aggregate dollar amount realized upon the exercise of stock options.

(3)	Represents the market value of performance stock units and restricted stock units on the date of vesting as determined by the closing price of Baxter common stock on such vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Mr. Parkinson(2)	Employment Agreement	14	$4,907,437
	Pension Plan	10	499,991
	Supplemental Pension Plan	10	8,776,456
Mr. Hombach	Pension Plan	25	1,377,101
	Supplemental Pension Plan	25	5,658,979
Mr. Hantson(3)	Pension Plan	—	—
	Supplemental Pension Plan	—	—
Ms. Mason	Pension Plan	8	374,918
	Supplemental Pension Plan	8	1,228,437
Mr. Scharf	Pension Plan	8	253,015
	Supplemental Pension Plan	8	823,473

(1)	The amounts in this column have been determined as follows: the accrued benefit was calculated using pensionable earnings and benefit service through 2014; present value of this accrued benefit payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point) was calculated as an annuity payable for the life of the participant only; the present value of the benefit at the assumed payment age was discounted with interest only to the current age as of measurement date. The present values of the accrued benefits disclosed in the table above are based on the following assumptions:

Assumption	Value
Discount Rate	4.00%
Postretirement Mortality	Retirement Plan 2014, adjusted to reflect past experience
Termination/Disability	None assumed
Retirement Age	Earlier of age 65 or attainment of 85 points; for Mr. Parkinson’s employment agreement, completion of five years of service

Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 13 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 for more information on those assumptions.

(2)	As of April 2011, Mr. Parkinson had been employed at Baxter for seven years. As a result, under the terms of his employment agreement he received an additional four years of service under the supplemental pension plan, which in 2014 amounts to fourteen years in total. The present value of accumulated benefits for Mr. Parkinson reflects the portion of the present value of these additional benefits that has been accrued by Baxter as of December 31, 2014. For more information about the additional benefits and Mr. Parkinson’s employment agreement, please see “Compensation Discussion and Analysis — Elements of Executive Compensation — Retirement and Other Benefits” and “Employment Agreement with Chairman and Chief Executive Officer” on pages 28 and 37 of this Proxy Statement, respectively.

(3)	Mr. Hantson is not eligible to participate in either the pension or supplemental pension plan as he joined Baxter after these plans were closed as of December 31, 2006. Instead he receives an additional employer contribution equal to 3% of his compensation in Baxter’s tax-qualified Section 401(k) plan and nonqualified deferred compensation plan.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Internal Revenue Code of 1986, as amended, that limit the benefit available to highly compensated employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Internal Revenue Code of 1986, as amended. If the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. As permitted by the transitional rules under the tax regulations referred to above, persons who were participants in the plan at the end of 2007 were given a one-time option to elect a different commencement date. Deferred salary and bonus amounts that may not be included under the pension plan are included in the supplemental plan. In addition, individual employment agreements may provide for additional pension benefits to be paid through the supplemental pension plan, such as those paid under Mr. Parkinson’s employment agreement.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date are not be eligible to participate in the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified Section 401(k) plan (and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). Employees who were hired prior to December 31, 2006, but who did not have a vested interest in the pension plan, were eligible to elect to cease accruing benefits in the pension plan (and supplemental plan, if applicable), and instead receive the additional employer contribution.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)
Mr. Parkinson	—	—	—	—
Mr. Hombach	$97,681	$47,048	$11,218	$544,136
Mr. Hantson	63,124	99,759	22,240	632,921
Ms. Mason	—	—	—	—
Mr. Scharf	364,844	34,683	46,652	2,074,182

(1)	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32 of this Proxy Statement.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table on page 32 of this Proxy Statement.

(3)	Amounts in this column are not included in the Summary Compensation Table as Baxter’s deferred compensation plan provides participants with a subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan.

A participant in Baxter’s deferred compensation plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible bonus) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the deferred compensation plan includes a participant’s base salary and any annual cash bonus. Participants in the deferred compensation plan may select from a subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections once each calendar month. Baxter is also required to match contributions to the deferred compensation plan dollar-for-dollar up to 3.5% of a participant’s eligible compensation. Any participant who either was hired after December 31, 2006, or elected as of January 1, 2008 not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3.0% of his or her eligible compensation in excess of the compensation that is recognized in the tax-qualified Section 401(k) plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plan and result in lower compensation recognized for company matching under Baxter’s tax-qualified Section 401(k) plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to fifteen years. Such election must be made when the participant first becomes eligible to participate in the plan. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

Potential Payments Upon Termination Following A Change in Control

In consideration for the benefits discussed below, each named executive officer has agreed to be bound for two years from the date of his or her termination to non-competition, non-solicitation and non-disparagement covenants. A condition for receiving the payments discussed below is the execution by the named executive officer of a customary release of claims in a form reasonably acceptable to the company.

Chairman and Chief Executive Officer.

Mr. Parkinson’s employment agreement provides for certain payments in the event of Mr. Parkinson’s death, disability, termination without cause or due to constructive discharge, or termination following a change in control. The following table shows Baxter’s potential payment and benefit obligations to Mr. Parkinson upon his termination under each of these circumstances assuming such termination occurred on December 31, 2014.

	Death	Disability	Termination without Cause or due to Constructive Discharge, or Termination following a Change in Control
Base Salary(1)	—	$767,500	—
Bonus Payment(2)	$2,379,000	2,379,000	$2,379,000
Severance Payments(3)	N/A	N/A	7,828,000
Accelerated Vesting of Equity Awards(4)(5)	26,159,300	26,159,300	26,159,300
COBRA Coverage(6)	8,200	4,200	4,200

Total	$28,546,500	$29,310,000	$36,370,500

(1)	All salary prior to the termination would have been paid as the assumed termination date is December 31, 2014. The amount under disability reflects the base salary (26 weeks) that would be paid to Mr. Parkinson through the commencement of any payments to him under the company’s long-term disability plan. All vacation accrued at December 31, 2014 but not used would be forfeited.

(2)	Represents Mr. Parkinson’s 2014 cash bonus target as he would receive an annual bonus payment for the performance period in which the termination occurs.

(3)	Represents twice the amount equal to the sum of Mr. Parkinson’s annual salary as in effect on December 31, 2014 and his 2014 cash bonus target. This amount would be paid during the two-year period commencing on the termination date (subject to certain timing requirements prescribed by Section 409A of the Internal Revenue Code, as amended, if applicable) and would cease if Mr. Parkinson violated certain of his post-termination obligations including the non-compete and non-solicit obligations discussed above under “Employment Agreement with Chairman and Chief Executive Officer.”

(4)	Represents the “in-the-money” value of unvested stock options and restricted stock units, and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2014 ($73.29).

(5)	As a result of termination due to death or disability, Mr. Parkinson’s stock options would remain exercisable for five years (or the remaining term of the option, if shorter), and for termination without cause or following a change in control or due to constructive discharge, Mr. Parkinson’s stock options would remain exercisable for five years (subject to the original expiration date of the option). In the case of termination without cause or due to constructive discharge, the performance share units would remain outstanding and be payable based on actual performance for the entire period and at the same time as such units become payable for other individuals holding the awards. In the case of termination following a change in control, or as a result of death or disability, the performance share units would vest immediately at the target level of performance, subject to adjustment in the case of termination following a change in control to reflect actual performance through the date of the change in control.

(6)	Represents 18 months (or 36 months upon death) of COBRA coverage for Mr. Parkinson and his family.

In addition to the payments and obligations included in the table above, upon his termination for any reason, Mr. Parkinson would be entitled to any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements generally available to all salaried employees, and any vested pension benefit earned upon his termination for any reason.

Other Named Executive Officers.

Each of the named executive officers (other than Mr. Parkinson) has entered into a severance agreement with the company that provides for certain payments in the event Baxter undergoes a change in control and such officer is involuntarily terminated by the company or voluntarily terminates his employment with the company for good reason — that is, subject to a “double trigger.”

These payments include:

•	a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus (reported as severance payments in the table below);

•	a prorated bonus payment;

•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years;

•	two years of continued health and welfare benefit coverage;

•	two years of additional age and service credit for retiree health and welfare benefit purposes; and

•	outplacement expense reimbursement in an amount not exceeding $50,000.

None of the severance agreements currently in place between the company and any of the named executive officers provide for gross-up payments to cover certain excise taxes that may be payable by them in connection with a change in control.

The table set forth below shows Baxter’s potential payment and benefit obligations to each of the named executive officers (other than Mr. Parkinson) assuming that a change in control of the company has occurred and as a result the named executive officer either is terminated or terminates his employment for good reason on December 31, 2014. The accelerated vesting of equity awards that is included in the table below would occur as a result of the terms of the equity compensation programs governing these awards rather than the terms of the severance agreements.

	Mr. Hantson	Mr. Hombach	Ms. Mason	Mr. Scharf
Severance Payments	$3,800,000	$2,983,500	$1,897,200	$2,416,100
Prorated Bonus Payments(1)	950,000	727,000	422,000	555,000
Additional Payments Related to Retirement and Savings Plans	123,500	2,611,000	524,900	217,100
Health and Welfare Benefit Coverage	58,000	57,000	33,000	55,000
Retiree Health and Welfare Benefit	—	81,416	29,399	—
Accelerated Vesting of Equity Awards(2)	10,417,200	8,476,600	5,268,800	6,702,500
Outplacement Expenses	50,000	50,000	50,000	50,000

Total	$15,398,700	$14,986,516	$8,225,299	$9,995,700

(1)	Represents full 2014 bonus target as the officer would receive an annual bonus payment for the performance period in which the termination occurs.

(2)	Represents the “in-the-money” value of unvested stock options, the value of unvested restricted stock units and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2014 ($73.29).

Spin-Off Separation Agreements

In connection with the planned separation of Baxter and Baxalta, Mr. Hombach, Ms. Mason and Mr. Scharf have entered into severance agreements with Baxter. The executive severance agreements provide for payments to the executive officer if such executive officer’s employment is terminated by Baxter without cause (as defined in the executive severance agreement) prior to the first anniversary of the completion of the separation. In such event, the payments include a lump sum payment equal to 1.5 times the executive officer’s salary and target bonus, a lump sum payment covering six months of cost-sharing for COBRA coverage (as defined in the executive severance agreement) and outplacement expense reimbursement in an amount not exceeding $50,000.

	Ms. Mason	Mr. Hombach	Mr. Scharf
Severance Payments	$1,422,900	$2,237,625	$1,812,000
Health and Welfare Benefit Coverage	17,000	30,000	30,000
Outplacement Expenses	50,000	50,000	50,000

Total	$1,489,900	$2,317,625	$1,892,000

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of stock options and restricted stock units. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter shareholders.

Cash Compensation

Each non-employee director is paid a $65,000 annual cash retainer and a $2,000 fee for each Board and Committee meeting attended, other than for attending meetings of the Science and Technology Committee. The fee for attending a Science and Technology Committee meeting is $3,000 as this Committee holds less frequent but longer meetings, often not coincident with Board meetings. Fees paid for service on the Special Litigation Committee totaled $30,160. Each non-employee director who acts as the Chair of any Committee meeting receives an additional annual retainer of $10,000, except for the Chair of the Audit Committee who receives an additional retainer of $15,000 in light of the frequency of meetings held by this Committee. The lead director is paid an additional annual cash retainer of $30,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until Board service ends and provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan. Cash compensation for Messrs. Forsyth, Hellman, Hockmeyer, Stallkamp and Storm also includes payment for meetings of an ad hoc Board working group constituted to assist on strategic decisions related to the planned separation of Baxter and Baxalta. Working group meeting fees were $2,000 per meeting, consistent with Baxter’s standard meeting fees.

Stock Options

Each non-employee director is entitled to receive a grant of stock options annually on the date of the Annual Meeting of Shareholders. Under Baxter’s director compensation plan for 2014, each non-employee director received an annual stock option grant with a value of $55,000 as of the grant date. The stock options become exercisable on the date of the next Annual Meeting of Shareholders, and may become exercisable earlier in the event of death, disability or a change in control of Baxter.

Restricted Stock Units

Each non-employee director also receives an annual grant of restricted stock units on the date of the Annual Meeting of Shareholders. The number of restricted stock units for 2014 equaled the quotient of $110,000 divided by the closing sale price for a share of Baxter common stock on the date of the Annual Meeting of Shareholders. Directors have the option of deferring the distribution of the shares of stock underlying such restricted stock units until termination from service as a director. The restricted stock units vest on the date of the next Annual Meeting of Shareholders and may vest earlier in the event of death, disability or a change in control of Baxter. Directors are credited with dividend equivalents on the shares underlying the restricted stock units and such dividend equivalents are reinvested in additional unvested restricted stock units. Directors have no other rights of a shareholder with respect to the shares underlying the restricted stock units prior to vesting.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a non-employee director participant in the program is $20,000 in any calendar year, which is greater than the maximum amount the foundation will match for employees. Baxter periodically reimburses travel and entertainment expenses when significant others of directors are invited to attend a meeting of the Board of Directors. The Committee believes these types of events help to create a sense of collegiality among the Board that is helpful to the directors in fulfilling their responsibilities as members of the Board.

Changes for 2015

Effective January 1, 2015, the following changes were made to director’s compensation to align director compensation with Baxter’s peers and market practice:

•

annual retainers for Committee Chairs increased by $5,000, such that beginning in 2015, each Committee Chair will receive an additional annual retainer of $15,000, except for the Chair of the Audit Committee who will receive an additional retainer of $20,000; and

•

overall annual equity grant of stock options and restricted stock units was increased from $165,000 to $175,000 per year, with stock options comprising approximately one-third of the grant (a value of $60,000 as of the grant date) and restricted stock units comprising approximately two-thirds of the grant (a value of $115,000 as of the grant date).

Baxter’s Stock Ownership Guidelines for Directors

Baxter’s Corporate Governance Guidelines require that after five years of Board service, each director is to hold common stock equal to five times the annual cash retainer provided to directors.

Director Compensation Table

The following table provides information on 2014 compensation for non-employee directors who served during 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas F. Chen	$101,000	$110,215	$48,968	$4,869	$265,052
Uma Chowdhry, Ph.D.	128,160	110,215	48,968	16,151	303,494
Blake E. Devitt	130,000	110,215	48,968	3,151	292,334
John D. Forsyth	131,000	110,215	48,968	3,151	293,334
Gail D. Fosler	109,000	110,215	48,968	3,151	271,334
James R. Gavin, M.D., Ph.D.	114,000	110,215	48,968	10,115	283,298
Peter S. Hellman	152,500	110,215	48,968	14,151	325,834
Wayne T. Hockmeyer, Ph.D.	140,000	110,215	48,968	3,151	302,334
Carole Shapazian	120,000	110,215	48,968	23,151	302,334
Thomas T. Stallkamp	155,500	110,215	48,968	3,151	317,834
K. J. Storm	101,500	110,215	48,968	3,151	263,834
Albert P.L. Stroucken	117,000	110,215	48,968	3,151	279,334

(1)	Consists of the amounts described above under “Cash Compensation.”

(2)	The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, each director had 1,511 unvested restricted stock units.

(3)	The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, each director had the following number of options outstanding: Mr. Chen (9,720); Dr. Chowdhry (9,720); Mr. Devitt (35,090); Mr. Forsyth (40,750); Ms. Fosler (25,090); Dr. Gavin (45,580); Mr. Hellman (45,580); Dr. Hockmeyer (33,310); Ms. Shapazian (25,090); Mr. Stallkamp (21,110); Mr. Storm (45,580); and Mr. Stroucken (45,580).

(4)	The amounts in this column include contributions made by Baxter’s charitable foundation for 2014 on behalf of certain directors under the foundation’s matching gift program as follows: Dr. Chowdhry ($13,000); Mr. Hellman ($11,000) and Ms. Shapazian ($20,000). These donations are the only component of All Other Compensation that involved an amount equal to or greater than $10,000 for any director in 2014. All other amounts in this column represent dividend equivalent payments on restricted stock units held by the non-employee directors during 2014 (including any restricted stock units with deferred vesting pursuant to the deferred compensation plan).

Security Ownership by Directors and Executive Officers

The following table sets forth information as of February 2, 2015 regarding beneficial ownership of Baxter common stock by executive officers and directors.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares Under Exercisable Options(2)
Non-employee Directors:
Mr. Chen	1,675	5,610
Dr. Chowdhry	2,521	5,610
Mr. Devitt	16,678	30,980
Mr. Forsyth	19,736	36,640
Ms. Fosler	29,354	20,980
Dr. Gavin	24,937	41,470
Mr. Hellman(3)	14,356	41,470
Dr. Hockmeyer	9,176	29,200
Ms. Shapazian(4)	9,620	20,980
Mr. Stallkamp(5)	27,579	17,000
Mr. Storm	14,818	41,470
Mr. Stroucken (6)	14,813	41,470
Named Executive Officers:
Mr. Parkinson	464,030	2,863,936
Mr. Hombach(7)	10,684	236,060
Mr. Hantson	19,564	286,659
Ms. Mason	39,370	264,455
Mr. Scharf	30,609	229,619
All directors and executive officers as a group (17 persons) (3)—(7)	749,520	4,213,609

(1)	Includes shares over which the person currently holds voting and/or investment power. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.

(2)	Amount of shares includes options that are exercisable as of February 2, 2015 and options which become exercisable within 60 days thereafter.

(3)	Includes 560 shares not held directly by Mr. Hellman but held by or for the benefit of his spouse.

(4)	Includes 6,120 shares not held directly by Ms. Shapazian but in a family trust for which she is a trustee.

(5)	Includes 22,600 shares not held directly by Mr. Stallkamp but in a spousal lifetime access trust for which he is a trustee.

(6)	Includes 696 shares not held directly by Mr. Stroucken but in a family trust of which he is a beneficial owner.

(7)	Includes 24,814 options which are owned by Mr. Hombach in a constructive trust and as to which he disclaims beneficial ownership.

Security Ownership by Certain Beneficial Owners

As of February 17, 2015, the following entities were the only persons known to Baxter to be the beneficial owners of more than five percent of Baxter common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	34,216,022	6.3%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	29,030,611	5.35%

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2015. BlackRock, Inc. reported that it is deemed to be the beneficial owner of 6.3% of Baxter common stock with the sole power to vote or direct the voting of 29,278,838 shares and the sole power to dispose or direct the disposition of 34,216,022 shares.

(2)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2015. The Vanguard Group reported that it is deemed to be the beneficial owner of 5.35% of Baxter common stock with the sole power to vote or direct the voting of 937,097 shares and the sole power to dispose or direct the disposition of 29,030,611 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis during or with respect to 2014, except that six reports, each relating to a single transaction made by a discretionary, blind trust, were not filed on a timely basis on Form 4 by Mr. Stroucken.

Certain Relationships and Related Person Transactions

The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to applicable rules of the Securities and Exchange Commission. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. The Corporate Governance Committee will approve or ratify a transaction if the Committee determines that such transaction is in Baxter’s best interest. Related person transactions are reviewed as they arise and are reported to the Committee. The Committee also reviews materials prepared by the Corporate Secretary to determine whether any related person transactions have occurred that have not been reported. It is Baxter’s policy to disclose all related person transactions in the company’s applicable filings to the extent required by the applicable rules and regulations of the Securities and Exchange Commission.

Audit Matters

Audit Committee Report

Dear Shareholders:

The Audit Committee is composed of four directors, each of whom meets the independence and other requirements of the New York Stock Exchange and each of whom qualifies as an “audit committee financial expert.” The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board of Directors and is reviewed annually. These responsibilities include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of PricewaterhouseCoopers LLP (PwC), the company’s independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by PwC; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) holding separate executive sessions with PwC, the internal auditor and management; and (8) discussing guidelines and policies governing the process by which Baxter assesses and manages risk.

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. PwC is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). PwC also reviews Baxter’s interim financial statements in accordance with the applicable auditing standards. Ultimately, it is the Audit Committee’s responsibility to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee met fourteen times in 2014, including meeting with PwC and Baxter’s internal auditor, both privately and with management present.

In fulfilling its duties, the Audit Committee has reviewed and discussed with management Baxter’s audited financial statements included in the company’s Report on Form 10-K for the year ended December 31, 2014 as well as Baxter’s interim financial statements included in the company’s Reports on Form 10-Q in 2014, in all cases including detailed discussions of the accompanying footnotes and related Management’s Discussion & Analysis. These reviews also included, among other things, a discussion of Baxter’s critical accounting policies; the reasonableness of significant financial reporting judgments, including the quality (not just the acceptability) of the company’s accounting principles; the effectiveness of the company’s internal control over financial reporting; corrected and uncorrected misstatements noted by PwC during its audit of the company’s annual financial statements; and the potential effects of changes in accounting regulation and guidance on the company’s financial statements.

In addition, in connection with its review of the company’s annual audited financial statements, the Audit Committee has discussed with PwC the matters required to be communicated pursuant to PCAOB Auditing Standard No.16 (Communications with Audit Committees), has received and reviewed the written communications from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

Blake E. Devitt (Chair)

Thomas T. Stallkamp

K. J. Storm

Albert P.L. Stroucken

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2014 and 2013, and fees billed for other services rendered by PwC during these periods.

	2014	2013
	(Dollars in thousands)
Audit Fees	$11,546	$11,928
Audit-Related Fees	5,537	1,398
Tax Fees	1,198	676
All Other Fees	1,253	389

Total	$19,534	$14,391

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including carve-out audits, due diligence related to acquisitions, accounting consultations and attestation services related to financial reporting. The increase in 2014 is primarily related to the biopharmaceuticals spin carve-out audits and initial Form 10 filing, in addition to the carve-out audits for the sale of the vaccines business.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice and tax planning. Of these amounts, approximately $796,000 in 2014 and $360,000 in 2013 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $401,000 in 2014 and $316,000 in 2013 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations. The increase in 2014 is primarily related to an increase in services for Gambro entities given the timing of the acquisition in 2013.

All Other Fees include fees for all other services performed by PwC. The increase in 2014 is primarily related to certain advisory projects.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax, and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm, require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2014 were approved by the Audit Committee in accordance with its pre-approval policy.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of the Board of Directors is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2015. PwC, or its predecessor firm, has served as Baxter’s independent registered public accounting firm continuously since 1985.

Before selecting PwC, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the Securities and Exchange Commission on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects. In accordance with SEC rules and PwC policies, the lead partner overseeing the company’s engagement rotates every five years and the Audit committee and its Chairman are directly involved in Baxter’s selection of the lead engagement partner.

The members of the Audit Committee and the Board believe that the continued retention of PwC as Baxter’s independent registered public accounting firm is in the best interests of the company and its shareholders, and therefore the Audit Committee requests that shareholders ratify the appointment. If the company’s shareholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2016 and future years.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for Baxter in 2015.

Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation

At the 2011 Annual Meeting, shareholders recommended, on an advisory basis, to hold advisory votes approving the compensation of Baxter’s named executive officers on an annual basis (commonly referred to as the “say-on-pay” advisory vote). The Board determined to follow the shareholders’ recommendation and hold the say-on-pay vote annually until the next required advisory vote on the frequency of such advisory votes, which is expected to occur at the 2017 Annual Meeting of Shareholders. Accordingly, the Board of Directors is requesting that shareholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in this Proxy Statement.

The Board of Directors encourages shareholders to carefully review the Compensation Discussion and Analysis, beginning on page 14 of this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis describes Baxter’s executive compensation program and the decisions made by the Compensation Committee and the Board of Directors with respect to the compensation of the company’s named executive officers for 2014.

The company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent required to achieve its corporate objectives and increase shareholder value. As discussed in the Compensation Discussion and Analysis, pay-for-performance is the most significant structural element of Baxter’s executive compensation program, where the majority of executive pay is at risk and subject to specific annual and long-term performance requirements.

•	Cash bonus payouts are driven primarily by the company’s annual performance against financial targets (adjusted earnings per share, adjusted sales and operating cash flow);

•

the company’s three-year growth in shareholder value relative to its peer group and performance against return on invested capital targets determines the payout under 50% of the company’s annual equity awards, which are granted in the form of performance share units and which are completely “at-risk”; and

•	the overall performance of the company’s common stock determines the value of the other 50% of the company’s annual equity awards, which is granted in the form of stock options.

In addition, Baxter has also adopted policies, like the stock ownership guidelines and the executive compensation recoupment policy, to ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board of Directors believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s named executive officers.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers.

Proposal 4 — Approval of 2015 Incentive Plan

General

On February 17, 2015, the Board of Directors approved the Baxter International Inc. 2015 Incentive Plan (the “2015 Plan”), subject to shareholder approval at the 2015 Annual Meeting. The Board of Directors believes that it is in the best interests of Baxter and its shareholders to adopt a new incentive plan. The purposes of the 2015 Plan are to increase shareholder value and to advance the interests of Baxter and its subsidiaries by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents and other persons providing services to Baxter and its subsidiaries. A summary of the material terms of the 2015 Plan is contained below. This summary should be read with and is subject to the specific provisions of the 2015 Plan, the full text of which is set forth as Appendix A to this Proxy Statement.

Excluding shares available under Baxter’s employee stock purchase plans, 21.9 million shares remained available for grant under Baxter’s current incentive compensation plans as of December 31, 2014, and approximately 9.1 million shares remained available for grant under Baxter’s incentive compensation plans as of March 11, 2015, following our annual equity grant which occurred in March. For further information on our current equity compensation plans, please refer to Equity Compensation Plan Information on page 65 of this Proxy Statement.

Shareholders are asked to approve the 2015 Plan to qualify stock options as incentive stock options for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to qualify certain compensation under the 2015 Plan as performance-based compensation for purposes of Section 162(m) of the Code and to satisfy New York Stock Exchange guidelines relating to approval of equity compensation plans.

Key Features of the 2015 Plan

The 2015 Plan contains features that the Board of Directors believes are consistent with the interests of shareholders and sound governance principles. These features include the following:

•

Flexibility and Performance Ties. The variety of equity and cash awards permitted under the 2015 Plan affords flexibility with respect to the design of long-term incentives that are responsive to evolving regulatory changes and compensation best practices and can incorporate tailored, performance-based measures.

•

No Discount Options. Stock options (or stock appreciation rights (“SARs”)) may not be granted or awarded with a then-established exercise price of less than the fair market value of Baxter’s common stock on the date of grant or award.

•

No Repricings. The repricing (that is, lowering the exercise price) of stock options and stock appreciation rights is prohibited without the approval of shareholders. This prohibition applies both to repricings that involve the lowering of the exercise price of a stock option or stock appreciation right as well as to repricings that are accomplished by canceling an existing award and replacing it with a lower priced award.

•

Compensation Committee Oversight. The 2015 Plan will be administered by Baxter’s Compensation Committee, which is comprised solely of non-employee, independent directors (or such other committee comprised of non-employee, independent directors as the Board of Directors may designate).

•

Performance-Based Compensation. The 2015 Plan is structured to permit awards that satisfy the performance-based compensation requirements of Section 162(m) of the Code so as to enhance deductibility of compensation provided under the 2015 Plan.

•	Effect of Baxalta Spinoff. The 2015 Plan contains provisions that address the effect of Baxter’s planned separation of Baxalta Incorporated (“Baxalta”), anticipated to occur around mid-2015.

•

No Single-Trigger Vesting on Change in Control. The 2015 Plan generally prohibits “single trigger” vesting on a Change in Control, unless the Change in Control results in Baxter no longer being publicly traded or being acquired by an acquirer that does not assume the outstanding awards.

•

No Liberal Share Counting. The 2015 Plan prohibits liberal share counting practices, by providing that shares withheld for the payment of exercise price or tax withholding are not added back to the pool of available shares and by providing that the full number of shares covered by a stock appreciation right count against the number of available shares.

•

Recoupment and Claw-Back Provisions. The 2015 Plan provides that any recoupment or claw-back provision adopted by Baxter to comply with the Dodd-Frank Act or other applicable law is automatically incorporated into all awards, and also explicitly permits the Compensation Committee to adopt other recoupment and claw-back provisions to protect Baxter’s interests.

Eligibility

All officers, directors or other employees of Baxter or its subsidiaries, consultants, independent contractors or agents of Baxter or its subsidiaries, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Baxter or a subsidiary, including, in each case, directors who are not employees of Baxter or a subsidiary, are eligible to receive awards under the 2015 Plan. As of December 31, 2014, Baxter and its subsidiaries had approximately 66,000 employees.

New Plan Benefits

The specific individuals who will be granted awards under the 2015 Plan (“Participants”) and the type and amount of any such awards will be determined by the Committee (as defined below), subject to annual limits on the maximum amounts that may be awarded to any individual, as described below. Accordingly, future awards to be received by or allocated to particular individuals under the 2015 Plan are not presently determinable.

Administration

A committee selected by Baxter’s Board of Directors (the “Committee”) will administer the 2015 Plan. The Committee must be comprised of at least two members of the Board of Directors (unless a larger number is required by applicable Securities and Exchange Commission or stock exchange listing rules). Performance-based awards under the 2015 Plan must be made by a committee that consists solely of outside directors determined under Section 162(m) of the Code. Grants of awards to directors who are not employees of Baxter or a subsidiary must be made by the full Board of Directors and the full Board of Directors will be the Committee with respect to such awards. Otherwise, unless specified by the Board of Directors, the Committee will be the Compensation Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may delegate its responsibilities under the 2015 Plan to one or more of its members or to other persons selected by it.

Subject to the terms and conditions of the 2015 Plan and the individual award agreements, the Committee will have the authority and discretion to: (i) select eligible individuals who will receive awards under the 2015 Plan; (ii) determine the time or times of receipt of awards; (iii) determine the types of awards and the number of shares covered by the awards; (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such awards; (v) modify the terms of, cancel, or suspend awards; (vi) reissue or repurchase awards; and (vii) accelerate the exercisability or vesting of any award. In making such award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contributions to Baxter’s or a subsidiary’s success and such other factors as the Committee deems relevant. The Committee will have the authority and discretion to determine the extent to which awards under the 2015 Plan will be structured to conform to the requirements applicable to performance-based compensation (as discussed below), and to take such action, establish such procedures and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to those requirements. The Committee also has the authority and discretion to conclusively interpret the 2015 Plan, to establish, amend and rescind any rules and regulations relating to the 2015 Plan, to determine the terms and provisions of any agreements made pursuant to the 2015 Plan, to remedy any defect or omission and reconcile any inconsistency in the 2015 Plan or any award, and to make all other determinations that may be necessary or advisable for the administration of the 2015 Plan.

Shares Subject to the 2015 Plan and Limits on Awards

The maximum number of shares that may be delivered to Participants and their beneficiaries under the 2015 Plan may not exceed 35,000,000 shares of Baxter’s common stock, subject to adjustment as described below. Any shares subject to full value awards made under the 2015 Plan (see “Type of Awards — Full Value Awards” below) shall be counted against the 35,000,000 limit as three (3) shares for every one (1) share issued in connection with such award. Any shares subject to an award that expires or is forfeited, cancelled, surrendered, or terminated without issuance of shares (including shares attributable to awards settled in cash) will again be available for awards under the 2015 Plan; provided that if shares subject to any full value award made under the 2015 Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, three (3) times the number of shares so forfeited cancelled, surrendered or terminated will again be available for issuance under the 2015 Plan. The 2015 Plan will not permit adding shares back to the number available for issuance when a SAR is net settled, when shares are retained or delivered to Baxter to pay the exercise price and/or tax withholding requirements associated with an award, or when Baxter repurchases shares on the open market using the proceeds from payment of the exercise price in connection with the exercise of an outstanding stock option. Substitute awards (that is, awards issued in assumption of, or in substitution or exchange for, an award previously granted or the right or obligation to make a future award, by a company acquired by Baxter or a subsidiary or with which Baxter or a subsidiary combines) do not reduce the number of shares of common stock that may be issued under the 2015 Plan or that may be covered by awards granted during any calendar year to a Participant as described below.

Shares used for awards under the 2015 Plan may be shares currently authorized but unissued or currently held or subsequently acquired by Baxter as treasury shares, including shares purchased in the open market or in private transactions. To the extent provided by the Committee, an award under the 2015 Plan may be settled in cash rather than common stock.

The following additional limits apply to awards under the 2015 Plan: (i) no more than 5,000,000 aggregate shares of common stock may be delivered to Participants and their beneficiaries with respect to incentive stock options; (ii) the maximum number of shares of common stock that may be covered by options and SARs granted to any one Participant in any one calendar year is 2,000,000; (iii) the maximum number of shares of common stock that may be delivered pursuant to full value awards intended to be “performance-based compensation” (as described below) that are granted to any one Participant during any one calendar-year period, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, is 500,000; and (iv) the maximum amount of cash incentive awards intended to be “performance-based compensation” payable to any one Participant for any twelve month performance period will be $10,000,000 (on an aggregate basis if there is more than one performance period in a year). If awards are denominated in cash but an equivalent amount of shares is delivered in lieu of cash, the applicable limits for performance-based compensation will be applied to the cash based on the methodology used by the Committee to convert the cash into shares. Any adjustment in the amount delivered due to deferred delivery of shares or cash is disregarded for purposes of applying the foregoing limits for performance-based compensation.

The closing price of a share of Baxter’s common stock on March 2, 2015 was $69.96 per share.

Adjustments

In the event a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, distribution, split-up, spin-off, exchange of shares, or similar corporate transaction affects the shares such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the 2015 Plan, then the Committee shall, in the manner it deems equitable: (i) adjust the number and kind of shares that may be delivered under the 2015 Plan (including adjustments to the individual limits); (ii) adjust the number and kind of shares subject to outstanding awards; (iii) adjust the exercise price of outstanding options and SARs; and (iv) make other adjustments, including without limitation, (A) replacement of awards with other awards that the Committee determines have comparable value and are based on stock of a company resulting from or involved in the transaction, and (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment.

Types of Awards

The types of awards that may be granted by the Committee to Participants under the 2015 Plan are described below.

Stock Options

The Committee may grant incentive stock options or non-qualified stock options under the 2015 Plan. A stock option gives the Participant the right to purchase shares of common stock at an exercise price determined under the option. Incentive stock options are options that are intended to satisfy the requirements of Section 422 of the Code and may only be granted to employees of Baxter and its subsidiaries (as defined in Section 424 of the Code). The exercise price for an option cannot be less than the fair market value of a share of common stock on the date the option is granted. The Committee may grant options in tandem with SARs, in which case the exercise price of the option and SAR will be the same, and the exercise of the option or SAR with respect to a share will cancel the corresponding tandem SAR or option, as applicable, with respect to such share.

Options granted under the 2015 Plan will be exercisable in accordance with the terms established by the Committee; provided, however, that options may only be exercised with respect to whole shares. The exercise price of an option will be payable in cash or cash equivalents, in shares of common stock valued at fair market value as of the day of exercise, or in a combination thereof, and to the extent permitted by the Committee may also be paid through a broker-assisted cashless exercise, by withholding a number of shares with a fair market value equal to the exercise price, or by any other method permitted by applicable law. The exercise price must be paid in full at the time of exercise (except if the exercise price is paid using cash equivalents, payment may be made as soon as practicable after the exercise). The Committee, in its discretion, may impose such conditions, restrictions and contingencies on shares acquired pursuant to the exercise of an option as the Committee determines to be desirable.

Except for adjustments to shares in connection with corporate transactions or as approved by Baxter’s shareholders, the exercise price of an option cannot be decreased after the date of grant and no option may be surrendered in consideration for the grant of a replacement option at a lower exercise price.

In no event will an option expire more than ten years after the date of grant (or such shorter period required by law or the rules of any stock exchange).

Stock Appreciation Rights

The Committee may grant SARs under the 2015 Plan. An SAR entitles the Participant to receive the amount (in cash or stock) by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. The exercise price of an SAR cannot be less than the fair market value of a share of common stock on the date the SAR is granted. The Committee may grant SARs in tandem with options, in which case the exercise price of the SAR and option will be the same, and the exercise of the SAR or option with respect to a share will cancel the corresponding tandem option or SAR, as applicable, with respect to such share.

SARs granted under the 2015 Plan will be exercisable in accordance with the terms established by the Committee; provided, however, that SARs may only be exercised with respect to whole shares. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on shares acquired pursuant to the exercise of an SAR as the Committee determines to be desirable.

Except for adjustments to shares in connection with corporate transactions or as approved by Baxter’s shareholders, the exercise price of an SAR cannot be decreased after the date of grant and no SAR may be surrendered in consideration for the grant of a replacement SAR at a lower exercise price.

In no event will an SAR expire more than ten years after the date of grant (or such shorter period required by law or the rules of any stock exchange).

Full Value Awards

The Committee may grant full value awards under the 2015 Plan. A “full value award” is the grant of one or more shares of common stock or a right to receive one or more shares of common stock in the future (including restricted shares, restricted share units, performance shares, dividend equivalent units and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

•	The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

•	The grant may be contingent on the achievement of performance or other objectives during a specified period.

•

The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

Special Vesting Rules for Options, SARs and Full Value Awards

The minimum vesting period for an option or SAR, or a full value award granted to an employee, the vesting of which is conditioned on the completion of a specified period of service with Baxter or its subsidiaries, without achievement of performance targets or performance measures being required as a condition of vesting, other than awards granted to newly eligible Participants to replace awards from a prior employer (or full value awards granted in lieu of other compensation), is one year (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death or disability, or in connection with a Change in Control as described below). Up to five percent of the total number of shares reserved for issuance under the 2015 Plan may be granted with a vesting period of less than one year. For the vesting rules applicable to grants to non-employee directors see “Director Compensation” on page 46 of this Proxy Statement.

Cash Incentive Awards

The Committee may grant “cash incentive awards” under the 2015 Plan which are the grant of rights to receive a payment of cash (or in the discretion of the Committee, shares of common stock having value equivalent to the cash otherwise payable) that are contingent on achievement of performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

Performance Measures

An income tax deduction for Baxter will generally be unavailable for annual compensation in excess of $1 million paid to the chief executive officer or any of the three most highly compensated officers (other than the chief financial officer under current guidance). However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that options and SARs granted under the 2015 Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m).

The performance measures that may be used by the Committee for such awards will be based on any one or more of the following, as selected by the Committee: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; or (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like.

In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance targets will be determined in accordance with generally accepted accounting principles, where applicable, and in any case will be subject to certification by the Committee; provided that the Committee will have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual, special, or non-recurring events and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission.

For awards intended to be “performance-based compensation,” the grant of the awards and the establishment of the performance measures will be made during the period required under Code Section 162(m).

Dividends and Dividend Equivalents

Awards may provide for the payment or crediting of dividends or dividend equivalents with respect to the underlying shares, which will either be paid at the same time that dividends are paid on Baxter’s shares, or deferred and paid only at the time and to the extent that the award vests, as determined by the Committee.

No Repricing

Except as approved by Baxter’s shareholders or as adjusted for corporate transactions described above, the exercise price of an option or SAR may not be decreased after the date of grant nor may an option or SAR be surrendered to Baxter as consideration for the grant of a replacement option or SAR with a lower exercise price.

Special Director Provisions

Notwithstanding any other provision of the 2015 Plan to the contrary, unless otherwise provided by the Board of Directors, awards to non-employee directors shall be made in accordance with the terms of Baxter’s non-employee director compensation plan, and all such awards shall be deemed to be made under the 2015 Plan. As discussed above under the caption entitled “Director Compensation” on page 46 of this Proxy Statement, Baxter’s non-employee director compensation plan provides for formulaic equity grants to directors. Directors receive annual grants of stock options and restricted stock units on the date of the annual shareholders meeting, in each case in an amount equal to $175,000 (effective January 1, 2015).

Change in Control

In the event of a “Change in Control”, as defined in the 2015 Plan, no award that is not otherwise vested shall become vested solely as a result of the Change in Control, except as otherwise determined by the Committee in the case of a Change in Control that results in Baxter no longer being publicly traded, or being acquired by an acquirer that does not assume the outstanding awards or provide for substitute awards. However, if a Participant’s employment is terminated by Baxter without “Cause” or by the Participant for “Good Reason”, as both such terms are defined in the Plan, within twenty-four months following a Change in Control, then, unless otherwise provided in the applicable award agreement, all outstanding awards held by the Participant will fully vest on the date of the termination, and in the case of an option or SAR will remain outstanding until the end of the original term of the option or SAR. If vesting is dependent upon the achievement of performance goals, the goals will be deemed to have been met at the target level.

Effect of Baxalta Spinoff

Unless otherwise provided in an award agreement, no Participant whose employment is transferred to Baxalta as part of the Baxalta spinoff will be treated as incurring a termination of employment for purposes of the vesting of any outstanding awards. Vesting of the award following the spinoff will be based upon the Participant’s continued employment by Baxalta as if such employment constituted continued employment by Baxter. The Committee may make separate cash incentive award grants for 2015 for the periods before and after the spinoff, and the annual dollar limit on cash incentive awards will be applied to the total amount paid under awards for such periods. Options, SARs and full value awards outstanding at the time of the spinoff, both those held by continuing Baxter employees and those whose employment is transferred to Baxalta, will be adjusted to reflect the comparative values of Baxter and Baxalta at the time of the spinoff. To the extent such adjustment reduces the number of Baxter shares subject to an award, the reduction in the number of shares will be again available for grant.

Clawbacks

All awards granted under the 2015 Plan will be deemed to incorporate any clawback provisions adopted by Baxter in accordance with applicable law, including those required by the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Committee may also include clawback provisions in any award agreement in cases including but not limited to violation by a Participant of Baxter policies or restrictive covenant agreements.

Foreign Employees

Notwithstanding any other provision of the 2015 Plan to the contrary, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the 2015 Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Baxter or a subsidiary operates or has employees.

Withholding

All awards and other payments under the 2015 Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares which the Participant already owns or to which a Participant is otherwise entitled under the 2015 Plan provided that previously-owned shares that have been held by the Participant or shares to which the Participant is entitled under the 2015 Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

Amendment and Termination

The 2015 Plan is unlimited in duration and, in the event of termination (as described below) will remain in effect as long as any shares awarded under the 2015 Plan remain outstanding and not fully vested. No new awards can be made under the 2015 Plan on or after the tenth anniversary of the date on which the 2015 Plan was adopted by the Board. No awards that are intended to qualify as performance-based compensation may be granted after the first shareholder meeting to occur in 2020 unless the shareholders reapprove the performance measures described above under “Performance Measures” (or approve a different set of performance measures).

The 2015 Plan may be amended or terminated at any time by the Board of Directors and any award under the 2015 Plan may be amended by the Board or the Committee, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the affected beneficiary), adversely affect the rights of any Participant or, if applicable, beneficiary under any award granted under the 2015 Plan prior to the date such amendment is adopted by the Board of Directors (or the Committee, if applicable). Adjustments relating to corporate transactions are not subject to the foregoing limitations. No amendment will be made to the provisions of the 2015 Plan relating to prohibitions on repricing without the approval of Baxter’s shareholders and no other amendment will be made to the 2015 Plan without the approval of Baxter’s shareholders if shareholder approval of such amendment is required by law or the rules of any stock exchange on which shares of common stock are listed.

It is the intention of Baxter that, to the extent that any provisions of the 2015 Plan or any awards granted under the 2015 Plan are subject to Section 409A of the Code (relating to nonqualified deferred compensation), the 2015 Plan and the awards comply with the requirements of Section 409A of the Code and it is the intention of Baxter that the 2015 Plan and awards will be administered in good faith in accordance with such requirements and that the Committee will have the authority to amend any outstanding awards to conform to the requirements of Section 409A. None of Baxter or any of its subsidiaries, however, guarantees that awards under the 2015 Plan will comply with Section 409A and the Committee is under no obligation to make any changes to any awards to cause such compliance.

Transferability

Awards under the 2015 Plan generally are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an award under the 2015 Plan has the right to exercise such award, the award may be exercised during the lifetime of the Participant only by the Participant. The Committee may permit awards under the 2015 Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. Incentive stock options may not be transferred to the extent that such transferability would violate the requirements applicable to such option under Section 422 of the Code.

United States Federal Income Tax Consequences

The following is a brief description of the U.S. Federal income tax treatment that will generally apply to awards under the 2015 Plan to U.S. taxpayers based on current U.S. Federal income tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the 2015 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the 2015 Plan. Baxter recommends that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Under present U.S. Federal income tax laws, awards granted under the 2015 Plan generally will have the following tax consequences:

Non-Qualified Options

The grant of a non-qualified option (“NQO”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and Baxter will be entitled to a corresponding deduction, subject to Section 162(m) of the Code and other limitations on the deductibility of compensation generally. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

Incentive Stock Options

The grant of an incentive stock option (“ISO”) will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of Baxter or a subsidiary (as defined in Section 424 of the Code) during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the ISO exercise, the Participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and Baxter will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to Baxter, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

If a Participant dies either while employed, or within three months after terminating employment (one year in the case of disability), the foregoing provisions will apply to the exercise of an ISO by the Participant’s estate, even if the exercise occurs more than three months (or one year) after the date of termination and the estate disposes of the stock less than two years from the date (of grant or less than one year from the date of exercise).

An ISO held by a Participant who becomes an employee of Baxalta at the time of the spinoff will not qualify for ISO treatment if exercised more than three months after the date of the spinoff.

Stock Appreciation Rights

The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and a corresponding deduction will be allowed to Baxter, subject to Section 162(m) of the Code and other limitations on the deductibility of compensation generally. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Full Value Awards

Generally, a Participant who has been granted a full value award will not realize taxable income at the time of grant, and Baxter will not be entitled to a deduction at that time. The Participant will have taxable income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares, and Baxter will be entitled to a corresponding deduction, subject to Section 162(m) of the Code and other limitations on the deductibility of compensation generally.

If the full award consists of shares that are subject to restrictions, then assuming that the restrictions on the award constitute a “substantial risk of forfeiture” for U.S. federal income tax purposes, the Participant will not realize taxable income at the time of grant and Baxter will not be entitled to a deduction at that time. Upon the vesting of shares subject to the award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and Baxter will be entitled to a corresponding deduction, subject to Section 162(m) of the Code and other limitations on the deductibility of compensation generally. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends, if any, paid to the holder during the restriction period will also be compensation income to the Participant and deductible as compensation expense by Baxter. If the restrictions on the award do not constitute a substantial risk of forfeiture or if the Participant elects, pursuant to Section 83(b) of the Code, to recognize income at the date of grant of the award, the Participant will recognize income at the date of grant equal to the fair market value of the shares at the date of grant, the applicable capital gain holding period will commence as of that date, and Baxter will be entitled to a deduction for compensation expense at the time of grant, subject to Section 162(m) of the Code and other limitations on the deductibility of compensation generally, and dividends paid during the restriction period will be treated as dividends rather than additional compensation for tax purposes.

Cash Incentive Awards

A Participant will realize taxable income at the time the cash incentive award is distributed, and Baxter will be entitled to a corresponding deduction, subject to Section 162(m) of the Code and other limitations on the deductibility of compensation generally.

Change in Control

Any acceleration of the vesting or payment of awards under the 2015 Plan in the event of a Change in Control (as defined under Section 280G of the Code) in Baxter may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a 20% excise tax and which may not be deductible by Baxter.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares of Baxter common stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the approval of this proposal. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may not vote such shares with respect to this proposal.

The Board of Directors recommends that shareholders vote FOR the approval of the Baxter International Inc. 2015 Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information relating to shares of common stock that may be issued under Baxter’s existing equity compensation plans as of December 31, 2014.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Shareholders	32,206,999	(1)	$60.55	(2)	29,058,513	(3)
Equity Compensation Plans Not Approved by Shareholders	451,962	(4)	$51.21		—

Total	32,658,961	(5)	$60.41	(2)	29,058,513

(1)	Excludes purchase rights under the Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, eligible employees may purchase shares of common stock through payroll deductions of up to 15 percent of base pay at a purchase price equal to 85 percent of the closing market price on the purchase date (as defined by the Employee Stock Purchase Plan). A participating employee may not purchase more than $25,000 in fair market value of common stock under the Employee Stock Purchase Plan in any calendar year and may withdraw from the Employee Stock Purchase Plan at any time.

(2)	Restricted stock units and performance share units are excluded when determining the weighted-average exercise price of outstanding options.

(3)	Includes (i) 7,114,215 shares of common stock available for purchase under the Employee Stock Purchase Plan; (ii) 2,765,584 shares of common stock available under the 2007 Incentive Plan; and (iii) 19,178,714 shares of common stock available under the 2011 Incentive Plan.

(4)	Includes shares of common stock issuable upon exercise of options granted under the 2001 Incentive Compensation Program. These shares were made available pursuant to an amendment thereto not approved by shareholders. These additional shares were approved by the company’s Board of Directors, not the company’s shareholders, although the company shareholders have approved the 2001 Incentive Compensation Program.

(5)	Includes outstanding awards of 29,272,867 stock options, which have a weighted-average exercise price of $60.41 and a weighted-average remaining term of 6.2 years, 2,809,650 shares of common stock issuable upon vesting of restricted stock units, and 576,444 shares of common stock reserved for issuance in connection with performance share unit grants.

Proposal 5 — Limit Accelerated Executive Pay

Baxter has been advised that John Chevedden, owner of at least 60 shares of Baxter common stock, will present the following resolution at the 2015 Annual Meeting. Baxter will furnish the address and share ownership of the proponent promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the Securities and Exchange Commission, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

Shareholder Proposal

Resolved: Shareholders ask our board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided however, that our board’s executive pay committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive pay. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted.

The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be broken if such pay is made on an accelerated schedule. Accelerated equity vesting allows executives to realize pay opportunities without necessarily having earned them through strong performance.

GMI Ratings, an independent investment research firm said unvested equity pay partially or fully accelerates upon CEO termination. Baxter gives long-term incentive pay to executives without requiring our company to perform above the median of its peer group.

GMI gave our executive pay a grade of D. CEO Robert Parkinson has $36 million in 2013 Total Realized Pay and excessive pension benefits. GMI said Baxter can give long-term incentive pay to our CEO for below-median performance against a peer group and unvested equity pay would not lapse upon CEO termination. Meanwhile shareholders faced a potential 13% stock dilution.

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

In 2012 we gave 98% support each to shareholder proposals for annual election of each director (declassification) and for a simple majority-voting standard. Our management failed to adopt these proposals because management did not fully support them.

Directors with excess of 10-years tenure (which can negatively impact director independence) controlled 69% of the votes on our 3 most important board committees. Each member of the executive pay committee had 9 to 14-years long tenure. This included Thomas Stallkamp, on our executive pay and audit committees, who was negatively flagged by GMI for his involvement with the Kmart bankruptcy.

Mr. Stallkamp sat next to Kornelis Storm on our audit committee. Mr. Storm received our highest negative vote (11% negative or 10-times higher than some of our directors). Not one director had specific enterprise risk management expertise risk management based on GMI’s standards.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value: Limit Accelerated Executive Pay – Proposal 5

Board of Directors’ Statement Opposing the Shareholder Resolution

The Board and the Compensation Committee believe Baxter’s current treatment of outstanding and unvested stock-based awards in the event of a change in control of the company appropriately aligns the interests of senior executives and shareholders and should be retained. In addition, adoption of the proposal would place Baxter at a disadvantage when competing for executive talent.

The Compensation Committee has adopted a policy of requiring a double trigger for vesting of outstanding equity awards in connection with a change in control (unless the change in control results in the company no longer being a public company or the awards are not assumed by the successor entity). For such equity awards to be accelerated, a change in control must occur and the executive’s employment must be terminated within two years following the change in control, either by the company without cause or the executive for good reason. This policy has been consistently incorporated into each of the annual equity plans adopted by the Compensation Committee and governs all currently outstanding equity awards, including both named executive officers and other employees. For additional information concerning the treatment of equity awards held by our named executive officers, see “Potential Payments Upon Termination Following A Change in Control” on page 43 of this Proxy Statement. The 2015 Incentive Plan, which we are asking shareholders to approve in connection with Proposal 4, formally incorporates this policy into the plan itself, so that all future equity awards under the plan would be treated in the same fashion as equity awards currently outstanding. As with the current policy, this rule will apply to named executive officers on the same basis as other employees. See “Proposal 4 – Approval of 2015 Incentive Plan – Change in Control” on page 60 of this Proxy Statement.

The Board believes that the “double trigger” acceleration provisions of equity awards currently outstanding, as well as those to be granted under the 2015 Incentive Plan, correctly align the interests of executives with the interests of shareholders in the context of a change in control. A change in control creates uncertainty surrounding the plans of new ownership and whether, through loss of employment, executives will forfeit their ability to realize value from unvested equity awards. The risk of that loss creates an undesirable set of disincentives for the executives in connection with the consideration, negotiation and implementation of a transaction that would lead to a change in control. The currently outstanding awards, as well as those to be awarded under the 2015 Incentive Plan, eliminate that disincentive by providing for acceleration in the event of termination of employment following a change in control, and hence maintains a proper alignment with the interests of shareholders.

The current arrangements align with shareholder interests for a second reason: executives who fear that they will lose all or a portion of their awards would have less incentive to remain with the company if a change in control is imminent. The prospect of losing valued executives in connection with a change in control could reduce the value of Baxter to an acquirer and could thus reduce the amount current shareholders would realize in the transaction. By assuring executives that they will realize the full value of their equity awards if their employment is terminated following a change in control, the current acceleration provisions maintain the proper alignment of the interests of executives and shareholders. At the same time, Baxter’s current policy, as well as the proposed 2015 Incentive Plan, also recognize that the mere fact that a change in control has occurred is ordinarily not an appropriate occasion for accelerated vesting, unless the executive’s employment is terminated following the change in control (or the award itself is eliminated by the terms of the change in control).

The proposal could also place the company at a competitive disadvantage in attracting and retaining talent. Baxter believes that its current practices are common in a majority of companies, including its peers. By adopting this proposal, the company would be in a worse position than many other peer companies, thus hindering Baxter’s ability to hire and retain highly qualified executives.

In structuring executive compensation programs, the Compensation Committee annually considers the results of Baxter’s most recent advisory vote by stockholders to approve named executive officers compensation. Baxter’s shareholders have consistently shown strong support, with over 93% supporting the company’s compensation for named executive officers in both 2014 and 2013.

The Compensation Committee, which is composed entirely of independent directors, must have the flexibility and ability to structure an effective and competitive executive compensation program, taking into account items it thinks best, such as industry best practices, market competitiveness and the company’s strategic, operational and financial goals. Baxter’s current policy, to be incorporated into the proposed 2015 Incentive Plan, generally precludes the use of single-trigger vesting, and instead provides for double-trigger vesting unless otherwise determined by the Compensation Committee, which preserves the Compensation Committee’s flexibility to adapt to different circumstances. The proposal works against this critically important responsibility of the Compensation Committee by limiting it to providing only pro rata vesting under all circumstances.

Finally, the Board disagrees with a number of the proponent’s statements. However, as the Board believes that these statements are not relevant to the proposal being considered and that discussion of these statements would not be helpful to shareholders in determining how to vote on the proposal, the Board sees no need to discuss these matters.

The Board recommends a vote AGAINST this shareholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Proposal 6 — Independent Board Chairman

Baxter has been advised that Kenneth Steiner, owner of at least 60 shares of Baxter common stock, will present the following resolution at the 2015 Annual Meeting. Baxter will furnish the address and share ownership of the proponent promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the Securities and Exchange Commission, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

Shareholder Proposal

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chairman of our Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. Our board would have discretion to deal with existing agreements in implementing this proposal. This policy should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. This proposal topic, sponsored by Ray T. Chevedden, won 55% support at Sempra Energy.

The Policy of the Council of Institutional Investors, whose members invest over $3 trillion, states: “The board should be chaired by an independent director.” A 2012 report by GMI Ratings, an independent investment research firm, titled “The Costs of a Combined Chair/CEO” found companies with an independent chair provide investors with 5-year shareholder returns 28% higher than those headed by a combined Chair/CEO. The study also found corporations with a combined Chair/CEO are 86% more likely to negatively register as “Aggressive” in their Accounting and Governance Risk (AGR®) model.

An independent board chairman is more important to Baxter shareholders because our Lead Director system does not appear to be working. Evidence of this is that Lead Director Peter Hellman was also on our executive pay committee and executive pay seemed to be out of control at Baxter. GMI Ratings gave our executive pay a grade of D. CEO Robert Parkinson had $36 million in 2013 Total Realized Pay and excessive pension benefits. GMI said Baxter can give long-term incentive pay to our CEO for below-median performance against a peer group and unvested equity pay would not lapse upon CEO termination. Meanwhile shareholders faced a potential 13% stock dilution.

Excessive executive pay is evidence that our Lead Director system does not appear to be working. Please vote to protect shareholder value: Independent Board Chairman – Proposal 6

Board of Directors’ Statement Opposing the Shareholder Resolution

The Board believes that the decision of who should serve as Chairman is the responsibility of the Board and that the Board should not be constrained by a requirement that the position of Chairman be limited to a director who is an independent member of the Board. The company’s existing governance structure allows the Board flexibility to make changes in the company’s leadership structure if and when the Board believes that such actions are in the best interests of the company and its shareholders. Currently, the Board believes that the company and its shareholders are best served by a flexible policy that permits but does not require the same individual to serve as Chairman and Chief Executive Officer. A policy that would restrict the Board’s discretion in selecting the Chairman would deprive the Board of the opportunity to select the most qualified and appropriate individual to lead the Board as Chairman. The decision regarding the Board’s leadership structure should be assessed as a strategic concern and should be a reflection of how the company can best deploy its resources to gain a competitive advantage, not simply a “one-size-fits-all” approach. There is simply no benefit to limiting the Board’s discretion to choose the best candidate.

The Board regularly reviews the leadership structure of the company, including whether the position of Chairman should be held by an independent director. The Board has given careful consideration to separating the roles of Chairman and CEO and has determined that Baxter’s shareholders are currently best served by having Mr. Parkinson serve as both Chairman and CEO. Mr. Parkinson is a highly effective leader of the Board and an effective bridge between the Board and management, and will continue to provide critical leadership for carrying out the company’s strategic initiatives and confronting its challenges.

Further, this Board has demonstrated that it is willing and able to institute a leadership structure with an independent Chairman under different circumstances. The board of Baxalta, which Baxter plans to spin off as an independent biopharmaceuticals company later this year, will have Dr. Hockmeyer as its independent Chairman. Baxter’s current Board believes that this structure is appropriate for Baxalta because it will allow the future Chief Executive Officer, Dr. Hantson, to focus on operating and managing Baxalta following its transition to being a public company while Dr. Hockmeyer can focus on the leadership of the board of directors.

The Board recognizes the need for the Board to operate independently of management and to have the benefit of independent leadership. Accordingly, the company’s Corporate Governance Guidelines provide that so long as the Chief Executive Officer is also the Chairman of the Board, the Board will annually elect a Lead Director from among the independent directors. The Corporate Governance Committee is responsible for recommending a candidate for Lead Director. The specific duties and responsibilities of the Lead Director, as provided in the Corporate Governance Guidelines, are as follows:

•	preside at all Board executive sessions and all meetings of the Board at which the Chairman and CEO is not present;

•	act as liaison between the independent directors and the Chairman and CEO;

•	review meeting agendas for the Board and work with the Chairman and CEO to facilitate timely and appropriate information flow to the Board; and

•	serve as the contact person for interested parties to communicate directly with the independent directors.

It is expected that the Lead Director will serve for a three-year term. Mr. Stallkamp currently serves as Lead Director, having been elected to that position in May 2014.

In addition, the Board has taken several other steps to ensure that it effectively carries out its responsibility for the independent oversight of management. Executive sessions of the independent directors are scheduled as part of every regularly scheduled Board meeting, without management present, to discuss various matters relating to the company and the functioning of the Board. It should also be noted that out of the company’s thirteen directors, only Mr. Parkinson is a member of management, and that the Audit, Corporate Governance and Compensation Committees are comprised entirely of independent directors.

Shareholders wishing to make their concerns known to the company’s independent directors or to send communications to the entire Board may contact the Lead Director as described in “Communicating with the Board of Directors” in the “Corporate Governance” section of this Proxy Statement.

In summary, the Board opposes this proposal because it would eliminate the Board’s ability to exercise its business judgment with respect to selecting the best person to serve as the company’s Chairman; because it believes that the company and management already receive substantial oversight from our Lead Director and other independent directors; and because of the strength of our corporate governance practices. For these reasons, the Board believes that this proposal is not in the best interests of Baxter or its shareholders.

The Board recommends a vote AGAINST this shareholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Other Information

Attending the Annual Meeting

The 2015 Annual Meeting of Shareholders will take place at Baxter’s corporate headquarters located at One Baxter Parkway, Deerfield, Illinois on Tuesday, May 5, 2015 at 9:00 a.m., Central Time. The registration desk will open at 8:00 a.m. Please see the map provided on the back cover of this Proxy Statement for more information about the location of the 2015 Annual Meeting. If you have other questions about attending the Annual Meeting, please contact the Center for One Baxter at 224-948-1812.

Admittance to the meeting will be limited to shareholders eligible to vote or their authorized representatives. In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 11, 2015. Acceptable documentation includes your Notice of Internet Availability of Proxy Materials, the admission ticket attached to your proxy card (if you received your proxy materials by mail) or any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 11, 2015. All attendees must also bring valid photo identification. Shareholders who do not bring this documentation will not be admitted to the Annual Meeting. Please be aware that all purses, briefcases, bags, etc. that are brought into the facility may be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

Shareholder Proposals for the 2016 Annual Meeting

Any shareholder who intends to present a proposal at Baxter’s Annual Meeting to be held in 2016, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 26, 2015 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

Shareholders may present proposals that are proper subjects for consideration at an Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Baxter’s Bylaws. The Bylaws require all shareholders who intend to make proposals at an Annual Meeting of Shareholders to submit their proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s Annual Meeting.

To be eligible for consideration at the 2016 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between January 6 and February 5, 2016. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to shareholders, and employees of Baxter may communicate with shareholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses.

In addition, Baxter has retained D.F. King & Co., Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of approximately $20,000 plus other solicitation-related expenses.

Transfer Agent and Registrar

Correspondence concerning Baxter common stock holdings or lost or missing certificates or dividend checks should be directed to: Baxter International Inc. Common Stock, Computershare, P.O. Box 30170, College Station, TX 77842-3170, (888) 359-8645.

Appendix A

BAXTER INTERNATIONAL INC.

2015 INCENTIVE PLAN

SECTION 1

GENERAL

1.1 Purpose. Baxter International Inc., a Delaware corporation (“Baxter”), has established the Baxter International Inc. 2015 Incentive Plan (“Plan”) to increase shareholder value and to advance the interests of Baxter and the Subsidiaries (collectively, the “Company”) by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents, and other persons providing services to the Company.

SECTION 2

DEFINED TERMS

The meaning of capitalized terms used in the Plan are set forth below if not otherwise defined in the text of the Plan.

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)	“Agreement” shall have the meaning set forth in subsection 8.11.

(c)	“Approval Date” means the date on which the Plan is approved by Baxter’s shareholders.

(d)	“Award” means any award described in Section 6 or 7 of the Plan.

(e)	“Baxalta” means Baxalta Incorporated, a Delaware corporation, to which Baxter is transferring its biopharmaceutical business, and which Baxter intends to spin off to its shareholders as a separate publicly traded company on or about July 1, 2015.

(f)	“Beneficiary” means, to the extent applicable, the person or persons the Participant designates to receive the balance of his or her benefits under the Plan in the event the Participant’s Termination Date occurs on account of death. Any designation of a Beneficiary shall be in writing, signed by the Participant and filed with the Committee prior to the Participant’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

(g)	“Board” means the Board of Directors of Baxter.

(h)	“Cash Incentive Award” has the meaning set forth in subsection 7.1(b).

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Committee” has the meaning set forth in subsection 3.1.

(k)	“Effective Date” has the meaning set forth in subsection 8.1.

(l)	“Eligible Individual” means any officer, director, or other employee of Baxter or a Subsidiary, consultants, independent contractors or agents of Baxter or a Subsidiary, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Baxter or a Subsidiary, including, in each case, directors who are not employees of Baxter or a Subsidiary.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Expiration Date” has the meaning set forth in subsection 6.9.

(o)	“Fair Market Value” of a Share means, as of any date and except as otherwise provided by the Committee, the closing sale price of a Share as reported on the New York Stock Exchange Composite Tape (or if the Shares are not traded on the New York Stock Exchange, the closing sale price on the exchange on which they are traded or as reported by an applicable automated quotation system) (“Composite Tape”) on the applicable date or, if no sales of Shares are reported on such date, the closing sale price of a Share on the date a sale was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Shares are sold.

(p)	“Full Value Award” has the meaning set forth in subsection 7.1(a).

(q)	“Grant Date” shall mean the date as of which an Award is approved and as provided in the Agreement governing such Award, or such later date as may be required by applicable local law in the case of an Award granted to a Participant outside of the United States.

(r)	“Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422 of the Code.

(s)	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(t)	“Option” has the meaning set forth in subsection 6.1(a).

(u)	“Outside Director” means a director of Baxter who is not an officer or employee of Baxter or any Subsidiary.

(v)	“Participant” shall have the meaning set forth in Section 4.

(w)	“Performance-Based Compensation” shall have the meaning set forth in subsection 7.3.

(x)	“Performance Criteria” means performance targets based on one or more of the following criteria: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like. In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual, special, or non-recurring events and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission.

(y)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Baxter or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxter or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxter in substantially the same proportions as their ownership of stock of Baxter.

(z)	“SAR” or “Stock Appreciation Right” has the meaning set forth in subsection 6.1(b).

(aa)	“Share” means a share of common stock, $1.00 par value, of Baxter, as adjusted in accordance with subsection 5.2 of the Plan.

(bb)	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by Baxter (or by any entity that is a successor to Baxter), and any other business venture designated by the Committee in which Baxter (or any entity that is a successor to Baxter) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of Baxter within the meaning of Section 424(f) of the Code.

(cc)	“Substitute Award” means an Award granted or Shares issued by Baxter in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by Baxter or any Subsidiary or with which Baxter or any Subsidiary combines.

(dd)	“Termination Date” means the date on which a Participant both ceases to be an employee of the Company and ceases to perform material services for the Company (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by Baxter or the Subsidiary which was the recipient of the Participant’s services; and provided further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

SECTION 3

ADMINISTRATION

3.1 Administration by Committee. The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 3.2 (the “Committee”) in accordance with this Section 3. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

3.2 Selection of Committee. So long as Baxter is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan that is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and applicable regulations; provided, however, that as of the Effective Date and continuing thereafter unless and until otherwise specified by the Board, the Committee shall be the Compensation Committee of the Board. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.

3.3 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)	Subject to the provisions of the Plan (including subsection 3.3(e)), the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of Shares covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such Awards, (v) modify the terms of, cancel, or suspend Awards, (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contribution to Baxter’s or a Subsidiary’s success and such other factors as the Committee deems relevant.

(b)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to remedy any defect or omission and reconcile any inconsistency in the Plan or any Award, and to make all other determinations that may be necessary or advisable for the administration of the Plan including the termination thereof.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted, is expressly stated in the Agreement reflecting the Award and is permitted by applicable law); provided that nothing contained herein shall be construed to limit the Committee’s authority to modify the terms of, cancel, or suspend outstanding Awards, reissue or repurchase outstanding Awards, or accelerate the exercisability or vesting of any outstanding Award to the extent such action is otherwise permissible under the Plan.

3.4 Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

3.5 Information to be Furnished to Committee. The Company shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company as to an individual’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.

3.6 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall Baxter or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of Baxter or a Subsidiary. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Baxter against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 4

PARTICIPATION

Subject to the terms and conditions of the Plan, a “Participant” in the Plan is any Eligible Individual to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by Baxter and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by Baxter or any Subsidiary.

SECTION 5

SHARES RESERVED AND LIMITATIONS

5.1 Shares and Other Amounts Subject to the Plan. The Shares for which Awards may be granted under the Plan shall be subject to the following:

(a)	The Shares with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by Baxter as treasury shares, including shares purchased in the open market or in private transactions.

(b)	Subject to the provisions of subsection 5.2, the number of Shares which may be issued with respect to Awards under the Plan shall be equal to 35,000,000 Shares. Except as otherwise provided herein, any Shares subject to an Award which for any reason expires or is forfeited, cancelled, surrendered, or terminated without issuance of Shares (including Shares attributable to Awards that are settled in cash) shall again be available under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) Shares delivered to or withheld by Baxter to pay the exercise price or the withholding taxes related to an outstanding Award; or (iii) Shares repurchased on the open market with the proceeds of an Option exercise.

(c)	Any Shares subject to Full Value Awards shall be counted against the 35,000,000 limit described in subsection 5.1(b) as three (3) Shares for every one (1) Share issued in connection with such Award. If Shares subject to any such Full Value Award are forfeited, cancelled, surrendered, or terminated without issuance of Shares and would otherwise return to the Plan pursuant to subsection 5.1(b), three (3) times the number of Shares so forfeited, cancelled, surrendered or terminated shall again be available for issuance under the Plan.

(d)	Substitute Awards shall not reduce the Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any calendar year pursuant to subsection 5.1(h) or subsection 5.1(i).

(e)

Except as expressly provided by the terms of this Plan, the issuance by Baxter of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of Baxter or any Subsidiary convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(f)	To the extent provided by the Committee, any Award may be settled in cash rather than in Shares.

(g)	Subject to the following provisions of this subsection 5.1, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be 5,000,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(h)	The maximum number of Shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 6 (relating to Options and SARs) shall be 2,000,000. For purposes of this subsection 5.1(h), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of applying the limitations of this subsection 5.1(h).

(i)	For Full Value Awards that are intended to be Performance-Based Compensation, no more than 500,000 Shares may be subject to Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 5.1(i) that are intended to be Performance-Based Compensation shall be subject to the following:

(i)	If the Awards are denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of Shares into cash.

(ii)	If delivery of Shares or cash is deferred until after Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Shares are earned shall be disregarded.

(j)	For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to all performance periods ending in a single calendar year shall equal $10,000,000; provided that Awards described in this subsection 5.1(j) that are intended to be Performance-Based Compensation, shall be subject to the following:

(i)	If the Awards are denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Shares.

(ii)	If delivery of Shares or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

5.2 Adjustments to Shares. In the event a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, distribution, split-up, spin-off, exchange of shares, or similar corporate transaction affects the Shares such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, then the Committee shall, in the manner it deems equitable, (a) adjust the number and kind of shares that may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 5.1, except that any such adjustment may increase the number of Shares subject to Incentive Stock Options only if permitted by Section 422 of the Code); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the number and Exercise Price of outstanding Options and SARs; and (d) make other adjustments, including, without limitation, (i) replacement of Awards with other Awards that the Committee determines have comparable value and are based on stock of a company resulting from or involved in the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment. For purposes of the preceding sentence, the value of an Option or SAR shall be equal to the excess, if any, of the Fair Market Value of a Share over the Exercise Price, multiplied by the number of Shares subject to the Option or SAR, and if the Fair Market Value of a Shares does not exceed the Exercise Price, the Option or SAR may be cancelled without payment of any consideration.

SECTION 6

OPTIONS AND SARS

6.1 Definitions.

(a)	The grant of an “Option” under the Plan entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Baxter or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(b)	A grant of a “stock appreciation right” or “SAR” entitles the Participant to receive, in cash or Shares (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of Shares at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

(c)	An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a Share shall cancel the corresponding tandem SAR or Option right with respect to such Share.

6.2 Eligibility. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 6 and shall determine the number of Shares subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan; provided that dividend equivalents shall either be paid at the same time that dividends are paid with respect to Shares or shall be deferred and paid only at the time (and to the extent) the Option or SAR vests, but in no event shall payment of dividend equivalents be conditioned upon exercise of the Option or SAR.

6.3 Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code.

6.4 Exercise Price. The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a Share on such date (or, if greater, the par value of a Share on such date).

6.5 Exercise/Vesting. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a)	An Option or SAR granted under this Section 6 shall be exercised, in whole or in part (but with respect to whole Shares only) by giving notice to Baxter prior to the Expiration Date applicable thereto. Such notice shall specify the number of Shares being exercised and such other information as may be required by the Committee.

(b)	No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date.

(c)	The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Share ownership objectives by the Participant. Notwithstanding the foregoing, in no event shall an Option or SAR granted to any employee become exercisable or vested prior to the first anniversary of the date on which it is granted (subject to acceleration of exercisability and vesting, to the extent permitted by, and subject to such terms and conditions determined by the Committee, in the event of the Participant’s death or disability, or in connection with a Change in Control as provided in subsection 8.4); provided, however, that the foregoing restriction shall not apply to Options and SARs granted with respect to a number of Shares that, when added to the number of Shares granted pursuant to Full Value Awards with a vesting period of less than one year pursuant to the proviso to subsection 7.2, does not exceed five percent (5%) of the total number of Shares provided in subsection 5.1(b), as adjusted pursuant to subsection 5.2. If any portion of the Shares subject to an Award with a vesting period of less than one year again become available for grant pursuant to subsection 5.1(b), such Shares shall be added to the number of Shares that may be subject to an Award with a vesting period of less than one year. The foregoing requirements shall not apply to grants made to newly eligible Participants to replace awards from a prior employer.

6.6 Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 6 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 6.6, the full Exercise Price of each Share purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the Shares so purchased shall be delivered to the person entitled thereto.

(b)	Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents, by tendering, by actual delivery or by attestation, Shares valued at Fair Market Value as of the day of exercise or by a combination thereof; provided, however, that Shares may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

(c)	With the approval of the Committee, a Participant may pay the Exercise Price for an Option in whole or in part either through a broker-assisted cashless exercise, by having a number of Shares with a fair market value equal to the Exercise Price withheld from the number of Shares delivered to the Participant, or by any other method permitted by the Committee in accordance with applicable law.

6.7 Post-Exercise Limitations. The Committee, in its discretion, may provide in an Award such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant and such other factors as the Committee determines to be appropriate.

6.8 No Repricing. Except for adjustments pursuant to subsection 5.2 (relating to the adjustment of Shares) or reductions of the Exercise Price approved by Baxter’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to Baxter as consideration for the grant of a replacement Option or SAR with a lower exercise price. In addition, no repricing of an Option or SAR shall be permitted without the approval of Baxter’s shareholders if such approval is required under the rules of any stock exchange on which Shares are listed.

6.9 Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that in no event shall the

Expiration Date of an Option or SAR be later than the date that is ten years after the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange).

SECTION 7

FULL VALUE AWARDS AND CASH INCENTIVE AWARDS

7.1 Definitions.

(a)	A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted shares, restricted share units, deferred shares, deferred share units, performance shares, dividend equivalent units and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

(i)	The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(ii)	The grant may be contingent on the achievement of performance or other objectives during a specified period.

(iii)	The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

(iv)	The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement, provided that dividend equivalents shall either be paid at the same time that dividends are paid with respect to Shares or shall be deferred and paid only at the time (and to the extent) the Full Value Award vests.

(b)	A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Shares having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

7.2 Special Vesting Rules. If an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with Baxter or one or more Subsidiaries, without achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then no portion of such Award shall become vested prior to the first anniversary of the date on which it is granted (subject to acceleration of exercisability and vesting, to the extent permitted by, and subject to such terms and conditions determined by the Committee, in the event of the Participant’s death or disability, or in connection with a Change in Control as provided in subsection 8.4); provided, however, that the foregoing restriction shall not apply to Full Value Awards granted with respect to a number of Shares that, when added to the number of Shares granted pursuant to Options and SARs with a vesting period of less than one year pursuant to the proviso to subsection 6.5(c), does not exceed five percent (5%) of the total number of Shares provided in subsection 5.1(b), as adjusted pursuant to subsection 5.2. If any portion of the Shares subject to an Award with a vesting period of less than one year again become available for grant pursuant to subsection 5.1(b), such Shares shall be added to the number of Shares that may be subject to an Award with a vesting period of less than one year. The foregoing requirements shall not apply to (a) grants made to newly eligible Participants to replace awards from a prior employer and (b) grants that are a form of payment of earned performance awards or other incentive compensation.

7.3 Performance-Based Compensation. Any Full Value Award or Cash Incentive Award granted to any Participant may constitute “Performance-Based Compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. If any such award is intended to satisfy the requirements for Performance-

Based Compensation under Section 162(m) of the Code, then to the extent required by Section 162(m), any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a)	The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under Section 162(m) of the Code), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee shall be based on one or more of the Performance Criteria.

(b)	A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 7.3(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c)	If a Participant’s Termination Date occurs because of death or disability, the Participant’s Full Value Award or Cash Incentive Award may become vested as determined by the Committee without regard to whether the Full Value Award or Cash Incentive Award would be Performance-Based Compensation.

Nothing in this Section 7 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, Baxter or any Subsidiary from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that to the extent that the provisions of this Section 7 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.

SECTION 8

OPERATION AND ADMINISTRATION

8.1 Effective Date and Approval Date. The Plan will be effective as of the date it is adopted by the Board (the “Effective Date”); provided, however, that Awards granted under the Plan prior to the Approval Date will be contingent on approval of the Plan by Baxter’s shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Shares awarded under it are outstanding and not fully vested or any other Awards made under the Plan remain outstanding; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the date on which the Plan is adopted by the Board. Notwithstanding the foregoing, no Awards that are intended to constitute Performance-Based Compensation may be granted after the first shareholder’s meeting that occurs in the fifth year following the year that includes the Approval Date unless, at or prior to such meeting, the shareholders reapprove the Performance Criteria in accordance with the regulations under Section 162(m) of the Code.

8.2 Special Director Provisions. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Board, awards to non-employee directors shall be made in accordance with the terms of the Baxter International Inc. Non-Employee Director Compensation Plan, as amended, and all such awards shall be deemed to be made under the Plan.

8.3 Limit on Distribution. Distribution of Shares or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, Baxter shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)	To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

8.4 Vesting upon Change in Control. Except as otherwise determined by the Committee and set forth in an Agreement, the extent to which the vesting or exercisability of an Award is accelerated as a result of a Change in Control of the Company shall be as set forth below:

(a) No Award that is not otherwise vested or exercisable shall become vested or exercisable solely as the result of the occurrence of a Change in Control, except as otherwise determined by the Committee in accordance with subsection 5.2(d)(ii) in the case of a Change in Control that results in the Company no longer being a publicly traded corporation, or in the assets or stock of the Company being transferred to a successor that does not agree to assume the Company’s obligations under outstanding Awards.

(b) If a Participant’s employment is terminated by the Company without Cause, or by the Participant for Good Reason, upon or within twenty-four (24) months following a Change in Control, the Participant’s Awards shall be fully vested and, in the case of an Option or SAR, shall remain exercisable until the original Expiration Date of the Option or SAR; provided that, and, in the case of an Award the vesting of which is based in whole or part upon the attainment of performance goals, the performance goals shall be deemed to have been met at the target level. The Committee may require a Participant to enter into an agreement containing restrictive covenants, including without limitation, covenants not to compete, not to solicit customers or employees, not to make use of confidential information, not to disparage the Company, or to cooperate with the Company in responding to claims about which the Participant has knowledge, as a condition to the application of the provisions of this subsection 8.4(b).

(c)	The following definitions shall apply for purposes of this subsection 8.4:

(i)	“Cause” means (A) the willful and continued failure by the Participant to substantially perform his duties with the Company that has not been cured within 30 days after written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Participant has not substantially performed (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (C) the engaging by the Participant in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interests of the Company. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Cause” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.

(iii)

“Change in Control” means the first to occur of any of the following: (A) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Baxter (not including in the securities beneficially owned by such Person any securities acquired directly from Baxter or its Affiliates) representing 30% or more of the combined voting power of Baxter’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (1) any parent of Baxter or the entity surviving such merger or consolidation or (2) if there is no such parent, of Baxter or such surviving entity; (B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Grant Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Baxter) whose appointment or election by the Board or nomination for election by Baxter’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Grant Date or whose appointment, election or nomination for election was previously so approved or recommended; (C) there is consummated a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (1) any parent of Baxter or the entity surviving such merger or consolidation or (2) if there is no such parent, of Baxter or such surviving entity; or (D) the shareholders of Baxter approve a plan of complete liquidation or dissolution of Baxter or there is consummated an agreement for the sale or disposition by Baxter of all or substantially all of Baxter’s assets, other than a sale or disposition by Baxter of all or substantially all of Baxter’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (1) any parent of Baxter or of the entity to which such assets are sold or disposed or (2) if there is no such parent, of Baxter or such entity.

(iii)	“Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement between the Company and a Participant or Company plan covering a Participant that provides for benefits upon termination for good reason or cause in connection with a Change in Control of Baxter and that has been approved by the Board or the Committee.

(iv)	“Good Reason” means the occurrence (without the Participant’s express written consent) of any of the following which occur on or after a Change in Control: (A) reduction by the Company in the Participant’s annual base salary as in effect on the Grant Date or as the same may be increased from time to time; (B) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as in effect immediately prior to the Change in Control; or (C) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Good Reason” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.

8.5 Effect of Baxalta Spin-Off. Anything else contained herein to the contrary notwithstanding, the following provisions shall apply upon the consummation of Baxter’s contemplated spin-off of Baxalta. In the event that the Baxalta spin-off does not occur, and Baxter publicly announces that it has abandoned plans for the spin-off the provisions of this subsection 8.5 shall be null and void:

(a) Except as otherwise provided in an Agreement, a Participant whose employment is transferred from the Company to Baxalta on or prior to the effective date of the spin-off (including one on leave of absence on the spin-off date), or subsequent to the spin-off pursuant to the Transition Matters Agreement to be entered into between Baxter and Baxalta, shall not be considered to have incurred a termination of employment for purposes of any Award by reason of such transfer, and the vesting of any Award held by a Participant at the time of the spin-off shall be based upon his continued employment by Baxalta, so that if such Participant’s employment by

Baxalta is terminated before the Award is fully vested, the Award shall be forfeited to the same extent as if his employment had been terminated by the Company on the same date. To the maximum extent permitted by Treas. Reg. §1.409A-1(h)(4), such a Participant shall not be considered to have incurred a separation from service as defined in Section 409A of the Code solely as a result of the transfer describe above.

(b) The Committee may grant separate Cash Incentive Awards for 2015 based on the portions of 2015 before and after the spin-off, which shall be considered separate performance periods, and the limits set forth in subsection 5.1(j) shall be applied on an aggregate basis to the total of the Cash Incentive Awards paid with respect to both such periods. Payment of any Cash Incentive Award for the first portion of 2015 shall be made at the time, and subject to the same conditions, as payment of the Cash Incentive Award for the second portion of 2015.

(c) Each Option, SAR and Full Value Award held by a Participant at the time of the spin-off shall be adjusted in the manner provided in the Employee Matters Agreement to be entered into between Baxter and Baxalta. Any Shares to be issued, or payment to be made, upon exercise or vesting of any such Award shall be issued or paid by the Company, regardless of whether the Participant is employed by the Company or Baxalta at the time of exercise or vesting. To the extent that such adjustment reduces the number of Shares subject to any such Award, the excess of the number of Shares subject to the original Award over the number of Shares subject to the adjusted Award shall again be available for grant as provided in subsection 5.1(b).

8.6 Forfeitures and Clawbacks. Anything else contained in the Plan or any Agreement to the contrary notwithstanding:

(a) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture (including repurchase of Shares for nominal consideration), or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, failure to remit the amounts necessary to satisfy the Participant’s tax withholding obligations, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c) To the extent that any policy adopted by Baxter in order to comply with regulations issued pursuant to Section 10D of the Exchange Act, as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires any Participant to forfeit any Award, or repay any amount paid with respect to any Award, such policy shall be deemed incorporated into all outstanding Awards to the extent required by such regulations, and all Participants subject to such regulations, by accepting any Award, shall be deemed to have consented to the inclusion of provisions in their Agreement as determined by the Committee to be necessary or appropriate to comply with such regulations.

8.7 Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, with the consent of the Committee, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

8.8 Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 8.8, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under Section 422 of the Code.

8.9 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of Baxter at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

8.10 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

8.11 Agreement With Baxter or Subsidiary. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with Baxter or the Subsidiary, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

8.12 Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company any Subsidiary that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of Baxter prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are registered in his name.

8.13 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.14 Action by Baxter or Subsidiary. Any action required or permitted to be taken by Baxter or any Subsidiary shall be by resolution of its board of directors or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of Baxter.

8.15 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular and the term “or” also means “and/or” and the term “including” means “including but not limited to”.

8.16 Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

8.17 Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Baxter or a Subsidiary operates or has employees.

SECTION 9

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the affected Beneficiary), adversely affect the rights of any Participant or, if applicable, Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 5.2 shall not be subject to the foregoing limitations of this Section 9; and further provided no amendment shall be made to the provisions of subsection 6.8 (relating to Option and SAR repricing) without the approval of Baxter’s shareholders; and provided further, that no other amendment shall be made to the Plan without the approval of Baxter’s shareholders if the approval of Baxter’s shareholders of such amendment is required by law or the rules of any stock exchange on which Shares are listed. It is the intention of Baxter that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Plan and Awards be administered in good faith in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Section 409A. Without limiting the generality of the foregoing, to the extent that any Award is determined in good faith by the Committee to constitute deferred compensation subject to Section 409A (a “Section 409A Award”) then (i) if vesting or settlement of the Section 409A Award is conditioned upon termination of employment, and the Participant incurs a termination of employment that is not also a separation from service as defined in Section 409A, then the Award shall vest as of the date of the termination of employment, but payment shall be deferred until the Participant incurs a separation from service or dies, and (ii) if a Participant is a specified employee as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan on the date he incurs a separation from service, then payment of any amount with respect to an Section 409A Award that becomes payable by reason of such separation from service (including amounts deferred pursuant to the preceding clause) shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or the Participant’s death. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with Section 409A and the Committee is under no obligation to make any changes to any Awards to cause such compliance.

2015 Annual Meeting of Shareholders

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois

224-948-2000

Parking: Limited space is available on campus. Signs will direct you to guest parking for the Annual Meeting.

From Downtown

Kennedy (I-90) to Edens Expressway (I-94). Take Edens Spur/Tollway (I-94) and Exit Deerfield Road. Go West to Saunders Road. Turn South on Saunders to Baxter Parkway.

From O’Hare Airport/South Suburbs

Tri-State Tollway (I-294) North to Lake Cook Road. Take Lake Cook Road West to Saunders Road. North on Saunders Road to Baxter Parkway.

From North Suburbs

Tri-State Tollway (I-94) South to Lake Cook Road Exit. Go West on Lake Cook Road to Saunders Road. North on Saunders Road to Baxter Parkway.

Baxter’s headquarters is located in Deerfield. You may enter the campus as indicated below:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BAXTER INTERNATIONAL INC. ONE BAXTER PARKWAY DEERFIELD, IL 60015

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83457-P59050 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAXTER INTERNATIONAL INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. Uma Chowdhry, Ph.D.	☐	☐	☐

	1b. James R. Gavin III, M.D., Ph.D.	☐	☐	☐

	1c. Peter S. Hellman	☐	☐	☐

	1d. K. J. Storm	☐	☐	☐			For	Against	Abstain

2.	Ratification of independent registered public accounting firm						☐	☐	☐

3.	Approval of named executive officer compensation						☐	☐	☐

4.	Approval of 2015 Incentive Plan						☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

5.	Shareholder Proposal - Limit Accelerated Executive Pay						☐	☐	☐

6.	Shareholder Proposal - Independent Board Chairman						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Please note that you will need to bring this admission ticket (or other proof of ownership) and valid photo identification in order to be admitted. Accordingly, this admission ticket should not be returned with the proxy card if you vote by mail.

ADMISSION TICKET

BAXTER INTERNATIONAL INC.

2015 Annual Meeting of Shareholders

May 5, 2015

9:00 a.m. Central Time

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

All bags, briefcases, purses etc. that are brought into the facility will be subject to search.

This ticket is not transferable.

  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Chairman’s Letter are available at www.proxyvote.com.

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M83458-P59050

BAXTER INTERNATIONAL INC.

Annual Meeting of Shareholders

May 5, 2015 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Robert L. Parkinson, Jr. and David P. Scharf, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. at the Annual Meeting of Shareholders to be held on May 5, 2015, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxy holders will vote: for the election of the four directors; for the ratification of the independent registered public accounting firm; for the approval of the company’s named executive officer compensation; for approval of the Baxter International Inc. 2015 Incentive Plan; against the shareholder proposal related to limiting accelerated executive pay; against the shareholder proposal related to an independent board chairman; and at their discretion on any other matter that may properly come before the meeting. This proxy card will serve as confidential voting instructions to the plan trustee for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan. The trustee will vote the shares credited to you as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). Shares for which the trustee has not received timely instructions shall be voted by the trustee in its discretion. To allow sufficient time for voting by the trustee of the Plans, your instructions must be received by 11:59 p.m., Eastern Daylight Saving Time, on April 30, 2015.

If no directions are given, this proxy will be voted by the proxy holders FOR the election of directors, FOR proposals 2, 3 and 4 and AGAINST proposals 5 and 6 (or by the plan trustee in its discretion).

Continued and to be signed on reverse side